UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.

)
Filed by Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
NETGEAR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2024 Annual Meeting of Stockholders

To Our Stockholders:

This year, we will hold the Annual Meeting virtually. To attend, go to www.virtualshareholdermeeting.com/NTGR2024 and log in using the control number on your Notice of Internet Availability, proxy card or voting instruction form. We encourage you to join 15 minutes before the start time. There will not be a physical location for our Annual Meeting, and you will not be able to attend the Annual Meeting in person.

In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the Annual Meeting. We have designed the Annual Meeting to provide stockholders with the same opportunities to participate as they would have at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of geographic location.

Agenda Item		Board Recommendation	For more information

1.	To elect the Board’s seven (7) nominees for director to serve until the next Annual Meeting of Stockholders	FOR (all nominees)	Page 5

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	FOR	Page 20

3.	To approve the non-binding advisory proposal regarding executive compensation	FOR	Page 23

We also will consider any other matters that may properly be brought before the Annual Meeting (and any postponements or adjournments of the Annual Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

Note for Street-Name Holders: If you hold your shares in street name, it is critical that you cast your vote if you want it to count in Proposal One and Proposal Three. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One or Proposal Three, no votes will be cast on your behalf for those Proposals. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 30, 2024 (the “Annual Meeting”): Both the proxy statement and NETGEAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available electronically at https://investor.netgear.com/financials/sec-filings/default.aspx and www.proxyvote.com.

By order of the Board of Directors,

Charles (CJ) Prober

Chief Executive Officer

San Jose, California

April 18, 2024

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

2024 Annual Meeting of Stockholders

Thursday,

May 30, 2024

10:00 a.m. Pacific

Daylight Time

BY PHONE

Call the telephone number on your proxy card

BY MAIL

Sign, date and return your proxy card in the enclosed envelope

BY INTERNET

Online at the Meeting

Attend the Annual Meeting virtually at www.virtualshareholder meeting.com/NTGR 2024 and follow the instructions on the website

Online Before the Meeting

Visit www.proxyvote.com

1	GENERAL INFORMATION
	1	Notice of Internet Availability of Proxy Materials
	1	Voting Procedures
	2	Methods of Voting
	2	Revoking Your Proxy
	2	Quorum Requirement
	3	Votes Required for Each Proposal
	3	Abstentions
	3	Broker Non-Votes
	3	Proxy Solicitation Costs
	4	Deadline for Receipt of Stockholder Proposals or Director Nominations for 2025 Annual Meeting
	4	Stockholder Communications to Directors

5	PROPOSAL ONE ELECTION OF DIRECTORS
	5	Nominees
	5	Information Concerning the Nominees and Incumbent Directors
	10	Vote Required and Board of Directors’ Recommendation
	10	Board and Committee Meetings
	12	Audit Committee
	12	Compensation Committee
	12	Nominating and Corporate Governance Committee
	12	Policy for Director Recommendations and Nominations
	14	Corporate Governance Policies and Practices
	14	Environmental, Social, and Governance
	15	Related Party Transactions
	16	Stockholder Engagement
	17	Board Leadership Structure
Lead Independent Director
	17	Risk Management
	18	Director Compensation
	19	Fiscal Year 2023 Director Compensation
	19	Director Stock Ownership Guidelines
	19	Compensation Committee Interlocks and Insider Participation

20	PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	20	Audit and Related Fees
	21	Vote Required and Board of Directors’ Recommendation

22	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

23	PROPOSAL THREE APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
	23	Vote Required and Board of Directors’ Recommendation

27	COMPENSATION DISCUSSION AND ANALYSIS
	27	Executive Summary
	29	General Compensation Philosophy
	30	Designing a Competitive Compensation Package
	32	Compensation Committee Consultant
	32	Setting the Pay Mix
	36	Other Compensation Policies and Information

40	COMPENSATION COMMITTEE REPORT

41	EXECUTIVE COMPENSATION TABLES
	41	Summary Compensation Table
	42	Grants of Plan-Based Awards in Fiscal Year 2023
	43	Outstanding Equity Awards at 2023 Fiscal Year-End
	44	Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off
	45	Option Exercises and Stock Vested in Fiscal Year 2023
	45	Pension Benefits and other Nonqualified Deferred Compensation Plans
	46	Potential Payments upon Termination or Change in Control
	48	CEO Pay Ratio
	50	Pay Versus Performance
	53	Equity Compensation Plan Information

54	STOCK OWNERSHIP INFORMATION
	54	Security Ownership of Certain Beneficial Owners and Management

56	OTHER MATTERS

57	LEGAL MATTERS

58	APPENDIX A: RECONCILIATION OF GAAP TO NON-GAAP MEASURES

2024 PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2024 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Thursday, May 30, 2024. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTGR2024. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2024. Please be sure to check in by 9:45 a.m. Pacific Daylight Time on May 30, 2024, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/NTGR2024.

This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 18, 2024 to all of our stockholders as of the record date, April 1, 2024. Stockholders who owned NETGEAR common stock at the close of business on April 1, 2024 are entitled to attend and vote at the Annual Meeting. A list of our record stockholders as of the close of business on the record date will be made available at our headquarters located at 350 E. Plumeria Drive, San Jose, California 95134, during normal business hours for 10 days prior to the meeting. To access the list of record stockholders beginning May 20, 2024 and until the meeting, stockholders should email stockadmin@netgear.com. A stockholder may examine the list for any legally valid purpose related to the meeting. On the record date, approximately 29,066,216 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 76 stockholders of record as of the record date and our common stock was held by approximately 14,000 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2023, online at the following address: https://materials.proxyvote.com.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Questions for Management and the Board at the Annual Meeting

We plan to have a Q&A session at the Annual Meeting. Stockholders may submit questions that are relevant to our business live during the Annual Meeting. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/NTGR2024.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The three (3) proposals that will be presented at the Annual Meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” through “Proposal Three” below. Each share of NETGEAR common stock you own entitles you to one vote.

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 1, 2024.

2024 PROXY STATEMENT	1

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chief Executive Officer, Charles (CJ) Prober, and our Chief Financial Officer, Bryan D. Murray, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the Annual Meeting. In this way, your shares will be voted even if you are unable to attend the Annual Meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

•	FOR the non-binding advisory proposal regarding executive compensation.

Voting over the Internet or by Telephone. If you received the Notice (as described above), you can vote by proxy over the Internet or by telephone by following the instructions provided on the Notice.

Voting Electronically at the Annual Meeting. If you plan to attend the virtual Annual Meeting, you may vote your shares electronically by using the 16-digit control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/NTGR2024. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2024. You may log-in beginning at 9:45 a.m. Pacific Daylight Time, on Thursday, May 30, 2024.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2023 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•

provide written notice of the revocation to the Company’s Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the Annual Meeting; or

•	attend and vote electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

2	2024 PROXY STATEMENT

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the Annual Meeting, are as follows:

Proposal One - Election of Directors. You may vote “for,” “against” or “abstain” from voting for any or all of the seven (7) director nominees. Pursuant to our Bylaws, in an uncontested election, a nominee for director will be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Pursuant to our Corporate Governance Guidelines, our Board of Directors will nominate for election or re-election as Directors only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (a) the failure to receive the required vote (as described in the preceding sentence) at the next stockholders’ meeting at which they face re-election and (b) the Board of Directors’ acceptance of such resignation. If a nominee for director fails to receive the required number of votes for re-election, pursuant to our Bylaws, our Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors within 45 days of the Annual Meeting as to whether to accept or reject such director’s previously tendered resignation or whether other action should be taken. Thereafter, Board of Directors will promptly consider and act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the Annual Meeting and will promptly publicly disclose such decision. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the Annual Meeting. Consequently, if you abstain from voting on Proposals Two or Three, your abstention will have the same effect as a vote against such Proposal(s). Your abstention will have no effect on the election of the director nominees in Proposal One as abstentions are not considered votes cast.

Broker Non-Votes

When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other nominee as to how to vote on matters deemed to be “non-routine,” the broker cannot vote the shares on that proposal. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) and the approval of the advisory vote regarding our executive compensation (Proposal Three). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One or Proposal Three, no votes will be cast on your behalf for those Proposals.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

2024 PROXY STATEMENT	3

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2025 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2025 Annual Meeting must be received by us no later than December 19, 2024 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2025 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2025 Annual Meeting is March 4, 2025, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2025 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is January 30, 2025 in connection with our 2025 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

In 2016, we amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2025 Annual Meeting must be received no earlier than November 19, 2024 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 19, 2024 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than NETGEAR’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 31, 2025.

A stockholder’s notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s records.

4	2024 PROXY STATEMENT

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

NETGEAR’s Board of Directors currently consists of eight (8) directors: Charles (CJ) Prober, Sarah S. Butterfass, Laura J. Durr, Shravan K. Goli, Bradley L. Maiorino, Janice M. Roberts, Barbara V. Scherer and Thomas H. Waechter. In March 2024, Ms. Scherer notified the Board that she has decided not to stand for re-election when her term expires in 2024. Ms. Scherer will continue to serve as a member of the Board until the Annual Meeting. Her decision not to stand for re-election was not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. The Board of Directors thanks Ms. Scherer for her valued services to the Company. The seven (7) nominees for election at the Annual Meeting are Mr. Prober, Ms. Butterfass, Ms. Durr, Mr. Goli, Mr. Maiorino, Ms. Roberts and Mr. Waechter. All nominees currently serve as directors on our Board. Other than Mr. Prober, who was appointed to the Board in January 2024, all nominees were elected by you at our annual meeting of stockholders in 2023. If elected, they will each serve as a director until the annual meeting of stockholders in 2025, or until their respective successors are elected and qualified or until their earlier resignation or removal. Effective as of the date of the Annual Meeting, the size of the Board will be seven (7) directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The names of the nominees and certain biographical information about them as of April 1, 2024 are set forth below:

						Committee Memberships

Director/Nominee	Age	Director Since	Principal Occupation	Other Public Com- pany Boards	Inde- pen- dent	Audit	Com- pensa- tion	Cyber- secur- ity	Nomin- ating and Corp- orate Govern- ance	Soft- ware and Subscrip- tion

Charles (CJ) Prober	52	2024	Chief Executive Officer	1

Sarah S. Butterfass	46	2020	Chief Product Officer (CPO) at FanDuel	0	X		X		X	C

Laura J. Durr	63	2020	Director/Nominee	2	X	C		X

Shravan K. Goli	53	2021	Chief Operating Officer at Coursera	0	X				X	X

Bradley L. Maiorino	53	2018	Corporate Vice President and Chief Information Security Officer of RTX Corporation	0	X	X		C

Janice M. Roberts	68	2019	Director/Nominee	1	X	X	X			X

Thomas H. Waechter	71	2014	Chairman and Director/Nominee	0	X			X	C

2024 PROXY STATEMENT	5

Committees: • None	Charles (CJ) Prober
Chief Executive Officer Director since: 2024 Age: 52

Biography

Charles (CJ) Prober has served as our Chief Executive Officer and as one of our directors since January 2024. Prior to joining NETGEAR, Mr. Prober served as President and a member of the board of directors of Life360, Inc. (“Life360”), a consumer software company, from January 2022 to July 2023. He joined Life360 via the acquisition of Tile, Inc. (“Tile”), a software and consumer electronics company, in January 2022 and served as the Chief Executive Officer of Tile from September 2018 to January 2022. Mr. Prober also previously served as a member of Tile’s board of directors from February 2018 to January 2022, including as its Executive Chairman from February 2018 to September 2018. Before then, he served as the Chief Operating Officer of GoPro, Inc. from January 2017 to February 2018 and its Senior Vice President of Software and Services from June 2014 to December 2016. Prior thereto, Mr. Prober held executive leadership roles at Electronic Arts Inc., and prior to his executive leadership roles, Mr. Prober was a consultant with McKinsey & Company and a corporate attorney with Wilson Sonsini Goodrich & Rosati. Mr. Prober currently serves on the boards of directors of Life360 and Glorious Gaming, a private company. Mr. Prober received his Bachelor of Commerce from the University of Manitoba and a Bachelor of Laws from McGill University.

Relevant Expertise

Mr. Prober brings significant experience to NETGEAR, having been board members and executives of technology companies for over 20 years.

Other Public Company Boards

Life 360, Inc.

Committees: • Compensation • Nominating and Corporate Governance • Software and Subscription (Chair)	Sarah S. Butterfass
Director Director since: 2020 Age: 46

Biography

Sarah S. Butterfass has served as one of our directors since October 2020. She also currently serves as the Chief Product Officer (CPO) at FanDuel, which she also joined in October 2020. As CPO, Ms. Butterfass leads the product development organization. Prior to FanDuel, Ms. Butterfass served as Groupon’s Chief Product Officer from 2018 to 2020. As Groupon’s top product development leader, Ms. Butterfass oversaw the company’s global product organization in developing the future of the Groupon experience for consumers and businesses across all channels and all verticals. From 2016 to 2018, Ms. Butterfass served as E*TRADE’s Senior Vice President and Head of Customer Experience. While at E*TRADE, she also served as Senior Vice President of the company’s Trader Group and Chief Marketing Officer of OptionsHouse, an E*TRADE company. Prior to E*TRADE, Ms. Butterfass was Vice President of Customer Loyalty at Orbitz and served in other senior product roles from 2011 to 2016. Ms. Butterfass has an M.B.A. from the

Kellogg School of Management and a bachelor’s degree from Northwestern University.

Relevant Expertise

As a chief product officer at leading edge technology companies and as a prior senior executive and chief marketing officer at other leading technology and e-commerce companies, Ms. Butterfass provides the Company with targeted expertise and insight into product, subscription services, and software, as well as extensive operational, strategic and executive management experience.

Other Public Company Boards

None

6	2024 PROXY STATEMENT

Committees: • Audit (Chair) • Cybersecurity	Laura J. Durr
Director Director since: 2020 Age: 63

Biography

Laura J. Durr has served as one of our directors since January 2020. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to becoming Chief Financial Officer, Ms. Durr held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr also serves on the board of directors of Xperi Inc. (public) and Owlet, Inc. (public). Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University.

Relevant Expertise

Ms. Durr provides valuable operational, cybersecurity and strategic experience and insight, given her background in finance and strategy for leading Silicon Valley technology companies.

Other Public Company Boards

Xperi Inc.

Owlet, Inc.

Committees: • Nominating and Corporate Governance • Software and Subscription	Shravan K. Goli
Director Director since: 2021 Age: 53

Biography

Shravan K. Goli has served as one of our directors since October 2021. He also currently serves as the Chief Operating Officer, and has previously served as Chief Product Officer and Head of Consumer Revenue, at Coursera, which he joined in April 2018. Prior to Coursera, Mr. Goli was at DHI Group Inc. where he initially served as President of Dice, a tech job marketplace, and successfully led the growth strategy and operations for Dice, Dice International, ClearanceJobs and Slashdot Media from March 2013 to June 2017. From December 2009 to March 2013, Mr. Goli served as President and Chief Executive Officer of Dictionary.com where he sparked impressive growth through product innovation. From April 2009 to December 2009, Mr. Goli was GM for Social Media Business at Slide, Inc. From November 2005 to March 2009, Mr. Goli was GM at Yahoo!. From January 1995 to November 2005, Mr. Goli was at Microsoft where he started out as an early member of the MSN.com team and led the launch of several MSN services and subsequently held roles in the home and entertainment division. In addition, he was a co-founder of Corners.In, a content-centric social networking service. Mr. Goli holds a M.B.A. from the University of Washington and a M.S. in computer science from the University of Maryland.

Relevant Expertise

As chief operating officer and former chief product officer and head of consumer revenue of a public company and prior senior executive at other relevant technology companies, Mr. Goli provides the Company with expertise and insight into technology, subscription services, operations and artificial intelligence, and provides valuable operational, strategic and executive management experience.

Other Public Company Boards

None

2024 PROXY STATEMENT	7

Committees: • Audit • Cybersecurity (Chair)	Bradley L. Maiorino
Director Director since: 2018 Age: 53

Biography

Bradley L. Maiorino has served as one of our directors since July 2018. Since April 2021, he has served as Corporate Vice President and Chief Information Security Officer of RTX Corporation, a top aerospace and defense company. Prior to that, Mr. Maiorino served as the Chief Information Security Officer at Thomson Reuters Corporation, a leading provider of business information services. From April 2017 to May 2019, Mr. Maiorino served as an Executive Vice President at Booz Allen Hamilton Inc., a management and technology consulting firm. From June 2014 to April 2017, he served as Senior Vice President and Chief Information Security Officer at Target Corporation, the second largest general merchandise retailer in the United States. From July 2012 to June 2014, Mr. Maiorino was the Chief Information Security and Technology Risk Officer at General Motors Company, an automotive manufacturing and financing services company. Prior to that, from

April 2001 to July 2012, he held various leadership roles in the technology organization of General Electric Company, a global digital industrial company, ultimately serving as Chief Information Security Officer for the company. Mr. Maiorino holds a B.S. degree in professional computer studies from Pace University.

Relevant Expertise

Mr. Maiorino brings more than 25 years of experience, with diverse business experience and a track record of building and leading global teams within Fortune 50 firms. He has a deep understanding of technology, cybersecurity and risk management, and also has significant contacts and relationships in the technology and cybersecurity community.

Other Public Company Boards

None

Committees: • Audit • Compensation • Software and Subscription	Janice M. Roberts
Director Director since: 2019 Age: 68

Biography

Janice M. Roberts has served as one of our directors since February 2019. Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. Ms. Roberts currently serves on the board of Zebra Technologies, Inc., Totango Inc., Bourbaki Intelligent Systems Inc. aka MinervaCQ, and Uneeq Ltd. She is also a member of the Board of Trustees of the Good Samaritan Hospital (HCA Healthcare Inc.) San Jose, CA. Most recently she served as director of Zynga Inc. until its acquisition by Take-Two Interactive Software, Inc., where she served as Lead Independent Director, Chair of Compensation Committee and Co-Chair Strategic Committee. Other recent boards include serving as Director of RealNetworks, Inc. for nearly 10 years, until 2020. Since April 2014, she has been a partner/advisory partner at Benhamou Global Ventures; an early stage investor in Enterprise 4.0 and AI companies. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (later acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President of the Palm Computing Business Unit.

She also serves on the advisory board of VividQ Ltd and Illuminate Ventures. Ms. Roberts is a member of the Advisory Board, after serving as Director of GBx Global.org, a technology community connecting British entrepreneurs in the San Francisco Bay Area and was a Board Director and President of the Ronald McDonald House at Stanford from 2011 to 2017. Ms. Roberts holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the U.K.

Relevant Expertise

Ms. Roberts provides extensive executive and board-level experience from technology companies in multiple product areas and sectors, including networking and communications products, software, microprocessor technology, gaming and applications, spanning consumer, business and service provider markets. She has considerable board governance experience having served on all committees; and as Lead Independent Director. Ms. Roberts’ capabilities include general management, development of new executive compensation programs, company strategy, marketing and product positioning, mergers & acquisitions, and diversity and inclusion initiatives.

Other Public Company Boards

Zebra Technologies, Inc.

8	2024 PROXY STATEMENT

Committees: • Nominating and Corporate Governance (Chair) • Cybersecurity	Thomas H. Waechter
Director Director since: 2014 Age: 71

Biography

Thomas H. Waechter has served as one of our directors since December 2014. Mr. Waechter currently is a private investor. From January 2009 to August 2015, Mr. Waechter served as President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation (now Viavi Solutions Inc.), a leading provider of communications test and measurement solutions and optical products. He previously served as Executive Vice President and President of the Communications Test & Measurement Group of JDS Uniphase Corp. from 2007 until becoming Chief Executive Officer. Prior to that, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his

14-year career with Schlumberger Ltd. Mr. Waechter is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He holds a Bachelor of Business Administration from The College of William and Mary.

Relevant Expertise

As a recent chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, cybersecurity, strategic and executive management experience.

Other Public Company Boards

None

2024 PROXY STATEMENT	9

Board of Directors’ Recommendation

Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during 2023. In addition, we strongly encourage the attendance of members of our Board of Directors at the Annual Meeting. All of our directors attended the 2023 Annual Meeting of Stockholders.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, Cybersecurity, Nominating and Corporate Governance, and Software and Subscription Committees. Other than Mr. Prober, each member of our Board of Directors meets the applicable independence standards and rules of both the Nasdaq Stock Market and the Securities and Exchange Commission.

10	2024 PROXY STATEMENT

In 2023, all of our directors attended at least 84% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2023	Key Committee Functions	Meetings Held in 2023
Audit Committee	2000	Laura J. Durr (Chair) Bradley L. Maiorino Janice M. Roberts Barbara V. Scherer

•  Evaluates the adequacy and effectiveness of internal controls over financial reporting, including our disclosure controls and procedures

•  Appoints independent registered public accounting firm

•  Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor

•  Reviews quarterly financial results, earnings releases, and financial statements in connection with filing the Company’s reports on forms 10-K and 10-Q with the Securities Exchange Commission

•  Reviews and determines the scope, roles and responsibilities of the internal audit function

•  Determines investment policy and oversees its implementation

•  Reviews code of business ethics and conflict of interest policy and related certifications

•  Oversees related party transactions policy

				9
Compensation Committee	2000	Barbara V. Scherer (Chair) Sarah S. Butterfass Janice M. Roberts	• Administers our equity plans • Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto • Reviews and recommends general policies relating to compensation and benefits	5
Nominating and Corporate Governance Committee	2004	Thomas H. Waechter (Chair) Sarah S. Butterfass Shravan K. Goli	• Recommends nomination of Board members • Assists with succession planning for executive management positions • Oversees and evaluates Board performance • Evaluates composition, organization and governance of the Board and its committees • Oversees environmental, social and corporate governance matters	5
Cybersecurity Committee	2017	Bradley L. Maiorino (Chair) Laura J. Durr Thomas H. Waechter	• Oversees IT systems policies and procedures, including enterprise cybersecurity and privacy • Oversees incident response policies and procedures • Reviews disaster recovery capabilities • Oversees IT budgetary priorities	5
Software and Subscription Committee	2020	Sarah S. Butterfass (Chair) Shravan K. Goli Janice M. Roberts	• Reviews Company’s progress in software infrastructure, service offerings, and subscription models and results • Assists Company’s management in assessing relevant strategic investments and opportunities • Keeps up to date on industry and market trends • Facilitates connections with subject matter experts	5

2024 PROXY STATEMENT	11

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Audit”. Our Board of Directors has determined that Ms. Durr is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. No member of the Audit Committee is an employee of NETGEAR. Our Board of Directors has determined that the Audit Committee consists of the number of independent directors as required under the rules of Nasdaq Stock Market, the Securities Exchange and Commission, and applicable law. Ms. Durr currently serves as Chair of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available in the investor relations section of our website, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Compensation”. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act and the independence standards of the applicable Nasdaq Marketplace Rules. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate. Ms. Scherer currently serves as Chair of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Nominating and Corporate Governance”. No member of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is deemed an independent director as defined in the rules of Nasdaq Stock Market. Mr. Waechter currently serves as Chair of our Nominating and Corporate Governance Committee.

Cybersecurity Committee

Our Board of Directors formed a Cybersecurity Committee in June 2017 and adopted its written charter in August 2017. A copy of our current amended and restated Cybersecurity Committee charter is available in the investor relations section, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Cybersecurity”. No member of the Cybersecurity Committee is an employee of NETGEAR. Mr. Maiorino currently serves as Chair of our Cybersecurity Committee.

Software and Subscription Committee

Our Board of Directors formed a Software and Subscription Committee in January 2020 and adopted its written charter in April 2020. A copy of our current Software and Subscription committee charter is available in the investor relations section, which is located at https://investor.netgear.com/governance/committee-composition/, by clicking on “Software and Subscription”. No member of the Software and Subscription Committee is an employee of NETGEAR. Ms. Butterfass currently serves as Chair of our Software and Subscription Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

12	2024 PROXY STATEMENT

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals or Director Nominations for 2025 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee focuses closely on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the Board of Directors members represent diverse viewpoints and have deliberately sought out diverse candidates for election to the Board of Directors. Currently four Board members, out of seven independent Board members, are women, and one Board member is considered underrepresented minorities.

Board Diversity Matrix (As of April 1, 2024)

Total Number of Directors	8

	Female	Male	Non-Binary	Did not Disclose Gender

Directors	4	4	—	—

Number of Directors who identify in Any of the Categories Below:

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	1	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	4	3	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did not Disclose Demographic Background	—

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

2024 PROXY STATEMENT	13

Corporate Governance Policies and Practices

We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board of Directors, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Waechter serves as the lead independent outside director.

•	The independent directors of the Board meet regularly without the presence of management.

•

The Board of Directors has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website at www.netgear.com.

•

Directors stand for re-election every year. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

•	The Audit, Compensation, Software and Subscription, Cybersecurity and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board of Directors committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board of Directors reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board of Directors has implemented a process of periodic self-evaluation of the Board of Directors and its Committees.

•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our Annual Meeting. While their attendance was not required, all of our directors attended the 2023 Annual Meeting of Stockholders.

•

Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•

Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Environmental, Social and Governance (ESG)

Our Board of Directors recognizes the importance of environmental, social and governance issues and is committed to maintaining high ethical standards, upholding our corporate values, and implementing environmentally and socially responsible business practices. The management of key non-financial risks and opportunities, such as workforce inclusion and development, social impact, and environmental sustainability, are critical components in the Company’s long-term performance and strategy.

General oversight of ESG is the responsibility of the Nominating and Corporate Governance Committee. The other committees, as well as the Board of Directors, oversee ESG topics related to their respective areas of responsibility. For example, the Compensation Committee has oversight responsibility of human capital management activities, including talent recruitment, development and retention, employee engagement and diversity, equity and inclusion.

14	2024 PROXY STATEMENT

A copy of our current ESG Report is available in the Environmental, Social and Governance section of our website at www.netgear.com. Below are some highlights of our Company’s ESG initiatives:

Professional Integrity

Our culture of integrity is one of our most important core values, codified in our Code of Business Ethics and our Anti-Corruption Compliance Policy. We also hold our manufacturing partners and other suppliers to similarly high standards, reflected in our Supplier Code of Conduct. These values are fundamental to how we conduct our business globally.

Diversity and Inclusion

We believe that our employee population should reflect the communities where we live and serve. We are committed to promoting and cultivating an inclusive and diverse culture that welcomes and celebrates everyone without bias. NETGEAR seeks to foster a diverse working environment with gender pay equity, representing a broad spectrum of backgrounds and cultures that promote innovative ideas and products. We recognize that it takes true diversity and inclusion to unleash the power of each of our employees’ fullest potential. We work every day to go beyond accepting diversity—we celebrate it, support it, and cultivate it by offering employee trainings and ongoing development programs, including CEO Action for Diversity & Inclusion and Employee Resource Groups for Black employees and women.

We demonstrate diversity, equity, and inclusion at the highest levels of our company. As of April 1, 2024, 50% of the members of our Board of Directors are female, and approximately 50% of our executive management team self-identify as an underrepresented minority, in terms of race, ethnicity, or gender. In addition, women represented approximately 21% in technical positions worldwide and approximately 38% in leadership roles worldwide.

Supply Chain

We promote equitable, humane treatment within our business and that of our partners. We work with our employees and suppliers closely to resolve any concerns regarding recruitment, working hours, compensation, discrimination, and freedom of association, ensuring a respectful working environment internally and externally. Additionally, NETGEAR maintains a zero-tolerance policy for forced labor and human trafficking. We believe that the best way to manage our supply chain is to work with the cooperation of suppliers through the establishment of clear expectations and protocols. We engage third-party auditors to conduct onsite supplier audits and generate corrective action plans should any exceptions be found. We review all audit findings with the factory’s senior management team. We verify that any specific violations found are remedied within a reasonable period of time. Each year, we audit more suppliers across our supply base.

We adhere to conflict minerals regulations in line with our annual conflict minerals statement.

Data Privacy and Product Security

NETGEAR’s mission is to be the innovative leader connecting the world to the internet. To achieve this mission, we strive to earn and maintain the trust of our customers by delivering products that will better protect the privacy and security of our customers’ data.

We appreciate having security concerns brought to our attention and are constantly monitoring our products to get in front of the latest threats. Being proactive rather than re-active to emerging security issues is a fundamental belief at NETGEAR. NETGEAR strives to keep up to date on the latest security developments by working with security researchers and companies.

Climate Change

We recognize the environmental impact of our operations and continue to seek ways to better understand, measure, and reduce our environmental footprint. Since 2014, we have participated in the Carbon Disclosure Project. In 2022, we began the process of aligning our greenhouse gas (GHG) reporting with the GHG Protocol to more accurately capture the emissions associated with our operations and complete value chain. We are also in the process of aligning our reporting with the Taskforce on Climate-Related Financial Disclosures and the newly adopted SEC and California climate disclosure rules.

Related Party Transactions

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family

2024 PROXY STATEMENT	15

members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party’s interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

2023 Related Party Transactions

We have determined that there were no related party transactions to disclose in 2023.

Indemnification

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.

Stockholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We value our stockholders’ continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand our stockholders’ priorities and concerns, particularly with respect to our executive compensation practices and corporate governance policies. We endeavor to be accessible to our stockholders to address questions and concerns as they arise, as well as to pro-actively conduct outreach efforts. The Company regularly engages in substantial communications and numerous meetings with many of its significant stockholders to discuss the Company’s business strategy, its corporate governance and related efforts, and to listen to feedback from these stockholders.

Additional examples of recent outcomes from these stockholder engagement efforts include:

•

our Board’s decision to pro-actively seek input from many of our large institutional stockholders in advance of our 2023 and 2020 Annual Meetings, in connection with proposed 2016 Equity Incentive Plan amendments;

•

our Board’s decision to introduce performance stock units into our executive compensation program in 2020, in direct response to stockholder engagement and in furtherance of the Company’s goal of enhancing the link between compensation and performance;

•

our Board’s decision to pro-actively adopt amendments to our Bylaws and our corporate governance guidelines in 2018 to implement a more robust majority voting policy for uncontested director elections;

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2017 Annual Meeting to allow stockholders to request special stockholder meetings in certain circumstances;

•

the final design of our 2016 Equity Incentive Plan, on which we sought specific input from many of our largest institutional stockholders in advance of our 2016 Annual Meeting, where stockholders approved this new equity plan by a significant margin;

•	our Board’s decision to pro-actively adopt amendments to our Bylaws in 2016 to implement proxy access, following input from a number of our large institutional stockholders; and

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2015 Annual Meeting to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

16	2024 PROXY STATEMENT

In addition, as described further under Compensation Discussion and Analysis below, the results of our annual say-on-pay advisory votes have demonstrated consistent and significant support for our approach to executive compensation. We also consistently receive positive feedback from institutional stockholders regarding our corporate governance policies and practices.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors may select its Chief Executive Officer and Chairman in a manner that it determines to be in the best interest of its stockholders. Our Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors as our Nominating and Corporate Governance Committee deems appropriate.

In prior years, the Chairman had been a former co-founder of the Company, who had also served as the Company’s Chief Executive Officer. In January 2024, the former Chairman and Chief Executive Officer of the Company resigned, and Mr. Prober succeeded him as our Chief Executive Officer. At this time, our Board of Directors believes that it is in the best interest of our company and our stockholders for Mr. Waechter to serve as Chairman given his knowledge of our company and industry. Our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, our Board of Directors believes that having an independent Chairman further facilitates an environment that is conducive to objective evaluation and oversight of management’s performance and assessment of whether management’s actions are in the best interests of the Company and its stockholders. As a result, our Board of Directors believes that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.

As Chairman, Mr. Waechter has the responsibility of presiding at all executive sessions of the Board of Directors, consulting with the Chief Executive Officer on Board and committee meeting agendas, presiding over any portions of Board of Directors meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, presiding over any portions of Board of Directors meetings at which the performance of the Board of Directors is presented or discussed, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of the Board of Directors meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Management

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks related thereto. The Company’s Compensation Committee is generally responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Cybersecurity Committee oversees the Company’s management of risks associated with enterprise cybersecurity and related matters. The Software and Subscription Committee manages risks related to software development and subscription services. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board of Directors at least annually regarding its findings on enterprise risk and the Company’s management of this risk. The Risk Committee is led by the Company’s internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company’s various functional groups.

Succession Planning

The Board of Directors plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board of Directors in this effort, the CEO provides the Board of Directors with an assessment of other executives and their potential as a suitable successor. The CEO and senior management also provide the Board of Directors with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board of Directors discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors, and periodic progress reports and reviews are provided to the Board of Directors.

2024 PROXY STATEMENT	17

Director Compensation

The Compensation Committee determines and approves non-employee director compensation. In May 2021, the Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to conduct a review of non-employee director compensation in comparison to our compensation peer group (the “Peer Group,” which is described further under Compensation Discussion and Analysis below). Based on this review, and guidance from Frederic W. Cook & Co., Inc., the Compensation Committee approved the following effective beginning July 1, 2021, which was still in effect for the year ended December 31, 2023:

Annual Cash Retainers

Each non-employee member of the Board of Directors receives a $50,000 annual retainer. The lead independent director of the Board of Directors and members and chairpersons of each Board of Directors committee receive the additional annual retainers described below:

•	Lead Independent Director. The lead independent director receives an additional annual retainer of $30,000.

•	Audit Committee. Each member (including the chairperson) of the Audit Committee receives an annual retainer of $15,000, and the chairperson receives an additional annual retainer of $20,000.

•

Compensation Committee. Each member (including the chairperson) of the Compensation Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $10,000.

•

Cybersecurity Committee. Each member (including the chairperson) of the Cybersecurity Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $15,000.

•

Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $7,000.

•

Software and Subscription Committee. Each member (including the chairperson) of the Software and Subscription Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $10,000.

All retainers are paid on a quarterly basis following the end of each quarter and are pro-rated, as needed, for partial service during such period.

Equity Compensation

Annual RSU Grant. On an annual basis, each non-employee director is eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the Nasdaq Stock Market closing price of the Company’s common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant. Upon joining the Board of Directors, each non-employee director is eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant pro-rated based on the length of services provided from appointment/election to the Board of Directors until the following annual stockholder meeting. The restricted stock units, or RSUs, will become fully vested on the date of the following year’s annual stockholder meeting.

Continuing Education

In order to encourage continuing director education, the Company also has established a budget for external director education of $7,000 over a two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro-rata reimbursement of their director education expenses from each corporation that they serve. Biennially, the Company arranges a specific continuing education session for the Board of Directors, as a whole, to attend in connection with one of its regularly scheduled meetings.

Travel Expenses

The Company’s non-employee directors are entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and Board of Directors committees.

18	2024 PROXY STATEMENT

Fiscal Year 2023 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2023 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Total ($)

Sarah S. Butterfass	90,000	199,990	—	289,990

Laura J. Durr	95,000	199,990	—	294,990

Shravan K. Goli	70,000	199,990	—	269,990

Bradley L. Maiorino	90,000	199,990	—	289,990

Janice M. Roberts	85,000	199,990	—	284,990

Barbara V. Scherer	85,000	199,990	—	284,990

Thomas H. Waechter	107,000	199,990	—	306,990

(1)

The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2023 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. As of December 31, 2023, each Director had the following number of NETGEAR restricted stock units outstanding: Ms. Butterfass, 14,064 units; Ms. Durr, 14,064 units; Mr. Goli, 14,064 units; Mr. Maiorino, 14,064 units; Ms. Roberts, 14,064 units; Ms. Scherer, 14,064 units; and Mr. Waechter, 14,064 units.

(2)	There were no stock option awards made to the Directors in 2023. As of December 31, 2023, none of the Directors had options outstanding.
(3)	On June 1, 2023, each of the then-serving directors was issued 14,064 restricted stock units, which vest entirely on the date of the 2024 Annual Meeting of Stockholders.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The guidelines require our non-employee directors to own shares of NETGEAR common stock, including restricted stock, restricted stock units and similar instruments, equal in value to a minimum of 5 times the directors’ annual cash retainer, currently $250,000 (5 times $50,000). New directors have a five-year period in which to achieve the required compliance level. Shares owned directly by a director and all unvested restricted stock units are counted toward the guidelines. All of our directors were in compliance with the guidelines as of December 31, 2023.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Ms. Butterfass, Ms. Roberts and Ms. Scherer. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

2024 PROXY STATEMENT	19

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2024 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2023. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2023 and December 31, 2022:

Fee Category	2023 Fees	2022 Fees

Audit Fees	$3,088,992	$3,120,023

Tax Fees	773,014	734,343

All Other Fees	2,000	5,400

Total Fees	$3,864,006	$3,859,766

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool and disclosure checklist tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2024 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

20	2024 PROXY STATEMENT

Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

2024 PROXY STATEMENT	21

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which currently consists of Laura J. Durr (Chair), Bradley L. Maiorino, Janice M. Roberts and Barbara V. Scherer, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in April 2023, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with U.S. generally accepted accounting principles (“GAAP”), their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States, including those described in Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission on February 16, 2024.

Respectfully submitted by:

THE AUDIT COMMITTEE

LAURA J. DURR (CHAIR)

BRADLEY L. MAIORINO

JANICE M. ROBERTS

BARBARA V. SCHERER

22	2024 PROXY STATEMENT

PROPOSAL THREE

APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. At the 2023 Annual Meeting of stockholders, stockholders indicated their preference that the Company solicit a non-binding advisory vote on compensation of the Named Executive Officers, commonly referred to as a “say-on-pay vote,” every year. The Board of Directors has adopted a policy that is consistent with that preference. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR’s performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives, and the 2023 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2023:

•	Approximately 67% of total target compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•

We granted long-term equity awards that link the interests of our Named Executive Officers with those of our stockholders, including performance stock units that generally vest over three years and only upon achievement of the Company attaining certain amount of annualized service revenue, and RSUs that generally vest over four years;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits; and

•

We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and RSU award agreements for Named Executive Officers, and we have adopted a clawback policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company’s executive compensation annually. The next such vote would be conducted at our 2025 Annual Meeting of Stockholders.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

2024 PROXY STATEMENT	23

Executive Officers

Charles (CJ) Prober

Chief Executive Officer, Age: 52

Charles (CJ) Prober has served as our Chief Executive Officer and as one of our directors since January 2024. Prior to joining NETGEAR, Mr. Prober served as President and a member of the board of directors of Life360, Inc. (“Life360”), a consumer software company, from January 2022 to July 2023. He joined Life360 via the acquisition of Tile, Inc. (“Tile”), a software and consumer electronics company, in January 2022 and served as the Chief Executive Officer of Tile from September 2018 to January 2022. Mr. Prober also previously served as a member of Tile’s board of directors from February 2018 to January 2022, including as its Executive Chairman from February 2018 to September 2018. Before then, he served as the Chief Operating Officer of GoPro, Inc. from January 2017 to February 2018 and its Senior Vice President of Software and Services from June 2014 to December 2016. Prior thereto, Mr. Prober held executive leadership roles at Electronic Arts Inc., and prior to his executive leadership roles, Mr. Prober was a consultant with McKinsey & Company and a corporate attorney with Wilson Sonsini Goodrich & Rosati. Mr. Prober currently serves on the boards of directors of Life360 and Glorious Gaming, a private company. Mr. Prober received his Bachelor of Commerce from the University of Manitoba and a Bachelor of Laws from McGill University.

Bryan D. Murray

Chief Financial Officer, Age: 49

Bryan D. Murray has served as our Chief Financial Officer since August 2018. He has been with NETGEAR since November 2001, serving in various management roles within the finance organization. Prior to assuming the role of CFO, he served as NETGEAR’s Vice President of Finance and Corporate Controller since June 2011. Before joining NETGEAR in 2001, he worked in public accounting at Deloitte and Touche LLP. He holds a B.A. from the University of California, Santa Barbara, and is licensed as a Certified Public Accountant (inactive).

Heidi B. Cormack

Chief Marketing Officer, Age: 49

Heidi B. Cormack has served as our Chief Marketing Officer since July 2021 and Senior Vice President of Global Marketing from November 2017 to July 2021. She has been with NETGEAR since July 2009, serving in various management roles within the marketing organization. Prior to assuming the role of Senior Vice President of Global Marketing, Ms. Cormack served as NETGEAR’s Vice President of Corporate Marketing, and Director of Regional Marketing prior to that. Before joining NETGEAR, Ms. Cormack held positions at Virgin Mobile (Australia) PTY Limited, Red Bull GmbH and Sony Computer Entertainment, Inc. in various marketing roles and completed business studies at the Sunshine Coast Business Academy in Australia.

24	2024 PROXY STATEMENT

Michael F. Falcon

Chief Operations Officer, Age: 68

Michael F. Falcon has served as our Chief Operations Officer since November 2017, Senior Vice President of Worldwide Operations and Support from January 2009 to November 2017, Senior Vice President of Operations from March 2006 to January 2009, and Vice President of Operations from November 2002 to March 2006. Prior to joining us, Mr. Falcon was at Quantum Corporation, where he served as Vice President of Operations and Supply Chain Management from September 1999 to November 2002, Meridian Data (acquired by Quantum Corporation), where he served as Vice President of Operations from April 1999 to September 1999, and Silicon Valley Group, where he served as Director of Operations, Strategic Planning and Supply Chain Management from February 1989 to April 1999. Prior to February 1989, Mr. Falcon served in management positions at SCI Systems, an electronics manufacturer, Xerox Imaging Systems, a provider of scanning and text recognition solutions, and Plantronics, Inc., a provider of lightweight communication headsets. Mr. Falcon received a B.A. degree in Economics with honors from the University of California, Santa Cruz and has completed coursework in the M.B.A. program at Santa Clara University.

David J. Henry

President and General Manager of Connected Home Products and Services and Director, Age: 51

David J. Henry has served as our President and General Manager of Connected Home Products and Services since July 2021. Mr. Henry has served as a member of the Board of Directors from July 2021 to June 2023. He has been with NETGEAR since July 2004, most recently serving as our Senior Vice President of Connected Home Products and Services from January 2016 to July 2017, Vice President of Product Management of our retail business unit from March 2011 to January 2016 and as our Senior Director of Product Marketing from October 2010 to March 2011. Prior to NETGEAR, Mr. Henry was a senior product manager for the high technology vertical application at Siebel Systems (acquired by Oracle Corporation). His professional experience also includes business process and information technology consulting with Deloitte Consulting. Mr. Henry received a B.S. degree in Electrical Engineering from the University of Washington, a M.S. in Engineering Management and a M.B.A. from Stanford University.

Andrew W. Kim

Chief Legal Officer, Senior Vice President of Corporate Development, and Corporate Secretary, Age: 53

Andrew W. Kim has served as our Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary since July 2021, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary from July 2013 to July 2021, Vice President, Legal and Corporate Development and Corporate Secretary from October 2008 to July 2013, and as our Associate General Counsel from March 2008 to October 2008. Prior to joining NETGEAR, Mr. Kim served as Special Counsel in the Corporate and Securities Department of Wilson Sonsini Goodrich & Rosati, a private law firm, where he represented public and private technology companies in a wide range of matters, including mergers and acquisitions, debt and equity financing arrangements, securities law compliance and corporate governance from 2000 to 2003 and 2006 to 2008. In between his two terms at Wilson Sonsini Goodrich & Rosati, Mr. Kim served as Partner in the Business and Finance Department of the law firm Schwartz Cooper Chartered in Chicago, Illinois, and was an Adjunct Professor of Entrepreneurship at the Illinois Institute of Technology. Mr. Kim holds a J.D. from Cornell Law School, and received a B.A. degree in history from Yale University.

2024 PROXY STATEMENT	25

Tamesa T. Rogers

Chief People Officer, Age: 50

Tamesa T. Rogers has served as our Chief People Officer since July 2021, Senior Vice President, Human Resources from July 2013 to July 2021, Vice President, Human Resources from January 2009 to July 2013, Director, Worldwide Human Resources from September 2006 to January 2009 and as our Senior Human Resources Manager from December 2003 to September 2006. From March 2000 to December 2003, Ms. Rogers worked at TriNet Employer Group, a professional employer organization, as a Human Resources Manager, providing HR consulting to technology companies throughout Silicon Valley. Prior to TriNet, Ms. Rogers served in various human resources functions in several Northern California companies. Ms. Rogers received a B.A. in Communication Studies from the University of California, Santa Barbara and an M.S. in Counseling from California State University, Hayward.

Michael A. Werdann

Chief Revenue Officer, Age: 55

Michael A. Werdann has served as our Chief Revenue Officer since July 2021, Senior Vice President of Worldwide Sales from October 2015 to July 2021, Worldwide Senior Vice President of Sales for Consumer Products from March 2015 to October 2015 and Vice President of Americas Sales from December 2003 to March 2015. Since joining us in 1998, Mr. Werdann has served as our United States Director of Sales, E-Commerce and DMR from December 2002 to December 2003 and as our Eastern Regional Sales Director from October 1998 to December 2002. Prior to joining us, Mr. Werdann worked for three years at Iomega Corporation, a computer hardware company, as a Sales Director for the value-added reseller sector. Mr. Werdann holds a B.S. Degree in Communications from Seton Hall University.

Dr. Martin D. Westhead

Chief Technology Officer of Software, Age: 53

Martin D. Westhead, Ph.D. has served as our Chief Technology Officer of Software since December 2019. Prior to joining NETGEAR, Dr. Westhead was with Groupon from March 2014, where he became VP Engineering for Consumer Engineering team, responsible for the company’s end-to-end customer experience on mobile and web. Prior to Groupon, Dr. Westhead led several software organizations, including at Ning, a social network startup, and Avaya, a telephony company, and founded two companies in network management tools. He lectured for Stanford’s Continuing Studies Business Department. Dr. Westhead received his B.S. and Ph.D. degrees from the Department of AI and Computer Science in the University of Edinburgh, U.K.

26	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Contents

Executive Summary	Page 27
General Compensation Philosophy	Page 29
Designing a Competitive Compensation Package	Page 30
Compensation Committee Consultant	Page 32
Setting the Pay Mix	Page 32
Other Compensation Policies and Information	Page 36

Executive Summary

This Compensation Discussion and Analysis provides information about our executive compensation philosophy, the principles that govern our executive compensation program, the key elements of the 2023 executive compensation program for our Named Executive Officers, or NEOs, and how and why our independent Compensation Committee determined the compensation elements that comprised our 2023 executive compensation program. Our NEOs for 2023 include our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers:

Patrick C.S. Lo Former Chairman and Chief Executive Officer	Bryan D. Murray Chief Financial Officer	David J. Henry President & General Manager of Connected Home Products and Services and Member of Board of Directors	Vikram Mehta Former Senior Vice President, NETGEAR for Business Products and Services	Michael A. Werdann Chief Revenue Officer

Leadership Transition

Effective as of January 31, 2024, Mr. Lo retired as our Chief Executive Officer, or CEO, and Charles (CJ) Prober succeeded him as our CEO. To assist with transition matters, Mr. Lo agreed to continue serving in an advisory role following his retirement. References to CEO in this CD&A refer to Mr. Lo as he served as CEO for the entirety of 2023. Please see the “Other Compensation Policies and Information” section below for a discussion of the compensation arrangements that we entered into with Mr. Lo and Mr. Prober in connection with our leadership transition. Mr. Mehta left the company in April 2024.

2023 Financial and Operational Highlights

We are a global company that delivers innovative, advanced networking technologies and Internet connected products to consumers, businesses and service providers. Our products are designed to simplify and improve people’s lives. Our goal is to enable people to collaborate and connect to a world of information and entertainment. We remain committed to building value through pursuing profitable growth opportunities in each of our Connected Home and NETGEAR for Business (formerly known as Small and Medium Business, or SMB) segments, while simultaneously maintaining financial discipline and driving innovation through continual investment in research and development. We also have maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

We are led by an accomplished team of executives who have extensive experience in the advanced networking industry. The team has grown NETGEAR to be the leader in the U.S. retail WiFi and small and medium business switch markets we serve, continually releasing next-generation products and services to fortify our competitive position, improve our customers’ connectivity and experience, and create value for our stockholders. Our team is focused on executing our strategy for growth, including anticipating and driving technology inflections, creating new product categories, and increasing our service subscriber base to provide recurring service revenue.

2024 PROXY STATEMENT	27

Fiscal 2023 was a challenging and transitional year as we drove our premium strategy while navigating macroeconomic headwinds and supply chain challenges. However, we made significant strides that we believe will position the Company for a return to overall growth. Key highlights and exciting developments include:

✓ Fiscal 2023 gross margin of 33.6%, up from 26.9% in fiscal 2022 on improved mix towards premium, higher margin products, combined with continued growth of our service revenue business;

✓ Capitalizing on the growing demand for value-added services and cybersecurity peace of mind, we finished fiscal 2023 with 877,000 paid subscribers, representing year-over-year growth of 17%;

✓ Successful launch of our innovative WiFi 7 and 5G millimeter wave products, including 5G Nighthawk mobile hotspots and Orbi 8 and 9 Tri and Quad band WiFi mesh products;

✓ Our NETGEAR for Business segment continued its strong upward momentum, led by strong demand for our ProAV and wireless LAN products.

Compensation Overview

Our independent Compensation Committee makes compensation decisions for our executive officers. The Compensation Committee recognizes our need to retain our NEOs and other executive officers and to motivate them to meet or exceed short-term goals and long-term objectives, while also creating sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2023 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over a sustained period. We believe the compensation program for our NEOs is instrumental in driving our focus on this long-term growth and strong financial performance, particularly because our approach placed a significant percentage of their compensation at-risk and correspondingly rewarded them when they achieved objectives and delivered stockholder value.

In 2023, our Compensation Committee continued to include performance stock units, or PSUs, as a meaningful portion of long-term incentive compensation for executive officers. The PSUs granted in 2023 have a 3-year performance period and will vest based on the achievement of the Company attaining certain annualized service revenue goals.

The compensation of our NEOs consists of three main elements:

Compensation is based on overall company performance as well as individual performance. We seek to position total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below, which reflects the highly competitive market in which we operate. We believe that all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

For 2023, our NEOs (other than Mr. Werdann) were eligible to receive payments under our executive bonus plan based on the 2023 financial results of the Company, our Connected Home segment, and/or our NETGEAR for Business segment. However, we did not achieve the threshold level of performance for Messrs. Lo, Murray, and Mehta, and no bonuses were earned by these NEOs under the plan. Mr. Henry received a bonus under our 2023 executive bonus plan based on the Company’s performance, and Mr. Werdann received payments under his sales commission plan. We also granted to our NEOs the PSUs described above and awards of restricted stock units, or RSUs.

28	2024 PROXY STATEMENT

The charts below depict the total target direct compensation for Mr. Lo (our former Chief Executive Officer) and for our other NEOs as a group, based on their 2023 base salaries, target annual cash incentive opportunities and grant date fair value of equity awards, as reported in the applicable Executive Compensation Tables following this Compensation Discussion and Analysis:

Executive Compensation Practices

NETGEAR’s Compensation Committee emphasizes the following best practices in compensation-related governance:

What We Do	What We Don’t Do

✓  Employ a pay-for-performance philosophy reflected in program design and target pay levels

✓  Set challenging targets for executive officers to earn cash incentives

✓  Rely on an independent Compensation Committee and engage an independent compensation consultant

✓  Maintain stock ownership guidelines for executive officers and directors

✓  Maintain a clawback policy

✓  Engage regularly with stockholders

×   No guaranteed bonuses

×   No compensation plans that encourage excessive risk taking

×   No executive benefits or perquisites outside of participation in broad-based plans

×   No strict benchmarking of compensation to a specific percentile of our peer group

×   No tax gross-ups (except milestone work anniversary gifts)

×   No short sales, hedging or pledging of stock ownership positions and transactions involving derivatives of our common stock

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, teamwork and integrity, supporting employee engagement and motivating management to achieve returns for our stockholders. Our Compensation Committee also oversees the Company’s efforts to promote diversity and inclusion in its workforce, as it relates to compensation matters, and oversees management’s efforts to foster a desired corporate culture that aligns with the Company’s values and strategy. For example, the Compensation Committee analyzes pay equity on a regular basis to ensure that employees are compensated equitably across the workforce. Our Compensation Committee, as well as the Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

2024 PROXY STATEMENT	29

We believe that the compensation of our executives should reflect their success as a management team in attaining key short-term and long-term operating objectives, such as growth of sales, revenues, operating margins, and earnings per share, paid subscribers, market share, long-term competitive advantage and, ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will reflect our operating performance over the long-term, and ultimately, the management of the Company by our executives.

We annually hold a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs at our 2023 Annual Meeting, where approximately 92% of stockholder votes cast were in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2023, we also were mindful of the strong support our stockholders expressed at (1) our 2022 Annual Meeting, where approximately 91% of stockholder votes cast were in favor of our say-on-pay resolution, (2) our 2021 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution, (3) our 2020 Annual Meeting, where approximately 88% of stockholder votes cast were in favor of our say-on-pay resolution, (4) our 2019 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution, (5) our 2018 Annual Meeting, where approximately 87% of stockholder votes cast were in favor of our say-on-pay resolution, and (6) our 2017 Annual Meeting, where approximately 92% of stockholder votes cast also were in favor of our say-on-pay resolution. As discussed above under “Proposal One—Stockholder Engagement,” we greatly value regular input from our stockholders, particularly with respect to our executive compensation practices. Consistent with this commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executives and our stockholders. The Compensation Committee considered the results of these recent say-on-pay votes, investor input and current market practices. As a result, our Compensation Committee retained our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value, and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Compensation Objectives and Philosophy

Objectives	The executive compensation program is designed to attract and retain highly qualified executive officers, reward individual contribution, loyalty, teamwork and integrity, and motivate management to achieve returns for stockholders. Programs are geared for short-and long-term performance with the goal of increasing stockholder value over the long term.

Philosophy

The Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive awards, and long-term incentive awards, at or near the market median. Performance of executives is considered in light of general economic conditions, the Company and industry, and competitive conditions when determining overall compensation.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at or near the median of the Peer Group. For 2023 compensation comparison purposes, the Peer Group was reviewed and updated in January 2023 by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, with input from Mr. Lo and our Compensation Committee and final approval by the Compensation Committee. The 2023 updates to our Peer Group relative to 2022 included removing (1) Plantronics, Inc., which was acquired, and (2) Ciena Corporation and Super Micro Computer, Inc., which had substantially more revenue than the Company. The 2023 updates also included adding two new companies, Avid Technology, Inc. and Harmonic Inc., each of which met the objective size and industry criteria as well as other factors that the Compensation Committee deemed relevant. Accordingly, the Peer Group for 2023 consists of the following 18 U.S.

30	2024 PROXY STATEMENT

publicly traded companies from the computer peripheral, communications equipment, and consumer electronics industries of relatively similar annual revenue and market capitalization as compared to us:

COMPENSATION PEER GROUP

ADTRAN, Inc. Avid Technology, Inc. CalAmp Corp. Calix, Inc. Comtech Telecommunications Corp. EchoStar Corporation Extreme Networks, Inc. F5 Networks, Inc. GoPro, Inc.	Harmonic Inc. Infinera Corp. Logitech International S.A. Lumentum Holdings Inc. NetScout Systems, Inc. Ribbon Communications Inc. Sonos, Inc. ViaSat, Inc. Viavi Solutions Inc.

For companies within the Peer Group, the median revenue (trailing four quarters) at the time of review in January 2023 was approximately $1.17 billion, the median operating income (trailing four quarters) was approximately $59 million, and the median market capitalization (average in 2022) was approximately $1.71 billion. Relative to the Peer Group at the time of review, the Company ranked at approximately the 43rd percentile by revenue (trailing four quarters), the 18th percentile by operating income (trailing four quarters), and at the 17th percentile by market capitalization (average in 2022).

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except the CEO, are developed by the Compensation Committee in consultation with the CEO and our independent third-party compensation consultant. The Compensation Committee engages in an active dialogue with the CEO concerning the Company’s strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with the CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of its independent compensation consultant in executive session without the CEO, or any other member of management, present. The Compensation Committee also consults with the other independent members of the Board of Directors regarding CEO compensation, without the CEO or other management present. The Compensation Committee then independently reviews and approves the compensation for Named Executive Officers and other executive officers.

	Component	Primary Purpose

	Base Salary	Target base salaries for Named Executive Officers at or near the median of the Peer Group to provide a fixed pay element and facilitate a competitive recruitment and retention strategy.

Performance-Based	Annual Incentive Compensation

Our Named Executive Officers, other than Mr. Werdann, participate in our executive bonus plan and are eligible to earn a cash bonus primarily based upon the level of annual net revenue, contribution income, and/or non-GAAP operating income achieved by the Company, our Connected Home segment, and/or our NETGEAR for Business segment relative to targets established at the beginning of the calendar year. Mr. Werdann participates in a sales commission plan and is eligible to receive a cash commission based upon a non GAAP modified measure of net revenue and profit contribution achieved by the Company relative to target objectives derived from the Company’s annual operating plan and established at the beginning of the calendar year.

Long-Term Incentive Compensation

We provide equity-based long-term incentives to link compensation with shareholder value, drive long-term performance, and support retention. In 2023, we continued to include PSUs in our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals.

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Compensation Committee Consultant

The Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to assist in reviewing the Peer Group in 2023 and in gathering industry compensation data. The consultant reports directly to the Compensation Committee but was authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which address any actual or potential conflicts or relationships between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board of Directors. The consultant also provides advice with respect to other executive and Board of Directors compensation issues that might arise during the year, but otherwise provides no other service to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Target total direct compensation (i.e., base salary, annual cash incentive and long-term incentive) is generally targeted at or near the median total direct compensation of the Peer Group for Named Executive Officers. By targeting this median, our Compensation Committee intends to set an overall compensation package that is competitive and also within reasonable market parameters, with the goal of motivating and retaining our executives for the long-term success of the Company. Comparing the elements of total target direct compensation for 2023, base salary comprises approximately 33% of the pay mix, target annual incentive compensation comprises approximately 28% of the pay mix, and long-term incentive compensation comprises approximately 39% of the pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.

Base Salary

We generally target base salaries for Named Executive Officers at or near the median of the Peer Group to facilitate a competitive recruitment and retention strategy, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Our Compensation Committee uses its judgment and experience to set individual target compensation higher or lower than the Peer Group median based on performance, scope/strategic impact of role, retention and internal equity. Increases in base salary reflect assessed performance, providing a performance link to this fixed compensation element. Base salaries are generally reviewed and approved by the Compensation Committee each year.

In order to help with our cost reduction efforts, our NEOs decided to forgo any base salary increases in 2023. At their request, our NEOs did not receive any increase to their base salaries, and Mr. Lo’s base salary was reduced from $949,505 to zero (except for purposes of his annual bonus opportunity and any severance he would have received upon a qualifying termination of his employment), effective as of May 1, 2023.

NEO	Base Salary

Patrick C.S. Lo	$—

Bryan D. Murray	$514,840

David J. Henry	$537,936

Vikram Mehta	$526,240

Michael A. Werdann	$567,952

Annual Incentive Compensation

2023 Target Cash Bonus. Our Named Executive Officers, other than Mr. Werdann, participated in our executive bonus plan and were eligible to receive a cash bonus primarily based upon the level of net revenue, contribution income, and/or non-GAAP operating income achieved by the Company, our Connected Home segment, and/or our NETGEAR for Business segment relative to targets established at the beginning of 2023. This represented a change from the structure of our executive bonus plan for 2022, which provided for cash bonuses primarily based upon the level of non-GAAP operating income achieved by the Company. We believe that this change in the structure of our executive bonus plan provides better alignment of these Named Executive Officers’ annual incentive compensation with the performance of the portions of our business for which they are primarily responsible, and we believe these performance metrics are appropriate measures because they incentivized these Named Executive Officers to drive the achievement of our shorter-term objectives in 2023 (which consisted of growth in not just profitability, but also in revenue, sales, and market share).

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For purposes of our 2023 executive bonus plan, the performance metrics are defined as follows:

•	Net revenue is determined in accordance with GAAP and reflected in the Company’s financial statements.

•

For each of our Connected Home and NETGEAR for Business segments, contribution income is presented in our quarterly and annual financial statements and includes all product line segment revenues less the related cost of sales, research and development and sales and marketing costs. Certain operating expenses are not allocated to these segments because they are separately managed at the corporate level. These unallocated indirect costs include corporate costs, such as corporate research and development, corporate marketing expense and general and administrative costs, amortization of intangibles, stock-based compensation expense, change in fair value of contingent consideration, goodwill impairment, intangibles impairment, restructuring and other charges, litigation reserves, net, and other income (expenses), net.

•

Non-GAAP operating income is equal to our GAAP operating income after excluding bonus expense, amortization of intangibles, stock-based compensation expense, goodwill impairment, intangibles impairment, restructuring and other charges, litigation reserves, net, gain/loss on investments, net, gain on litigation settlements, and adjust for effects related to non-GAAP tax adjustments, as presented in the Company’s press release reporting the financial results for fiscal 2023.

Under the 2023 executive bonus plan, the target bonus amounts as a percent of base salary for our participating NEOs remained unchanged from 2022 and were 120% for Mr. Lo, 75% for Messrs. Murray and Henry and 60% for Mr. Mehta.

These NEOs’ bonus opportunities were allocated to separate components, with the weighting of each component, the performance metric associated with each component, and the bonus amount payable for each component at certain levels of achievement (as a percentage of the portion of the target bonus allocated to that component) as follows:

NEO	Component	Weighting	Minimum Threshold Performance Goal (Payout of 30% of Target Bonus)	Secondary Threshold Performance Goal (Payout of 50% of Target Bonus)	Target Performance Goal (Payout of 100% of Target Bonus)	Maximum Performance Goal (Payout of 150% of Target Bonus)
Patrick C.S. Lo,	Company Net Revenue	50%	$853,653	$948,503	$995,928	$1,043,353
Bryan D. Murray	Company Non-GAAP Operating Income	50%	$27,884	$42,899	$57,914	$64,349
David J. Henry	Connected Home Net Revenue	25%	$481,868	$535,409	$562,179	$588,950
	Company Net Revenue	25%	$853,653	$948,503	$995,928	$1,043,353
	Connected Home Contribution Income	25%	$11,337	$17,442	$23,547	$26,163
	Company Non-GAAP Operating Income	25%	$27,884	$42,899	$57,914	$64,349
Vikram Mehta	NETGEAR for Business Net Revenue	25%	$371,785	$383,587	$413,094	$433,749
	Company Net Revenue	25%	$853,653	$948,503	$995,928	$1,043,353
	NETGEAR for Business Contribution Income	25%	$77,284	$89,174	$118,899	$160,514
	Company Non-GAAP Operating Income	25%	$27,884	$42,899	$57,914	$64,349

(1)	The performance goals listed for each component are in thousands.

If the level of achievement for a component was between any of the goals above, the payout percentage for that component would be determined based on straight-line interpolation between the corresponding payout percentages indicated above. No bonus amount was payable for a component if the minimum threshold performance goal was not achieved, and the maximum bonus amount payable for a component was 150% of the portion of an individual’s target bonus amount allocated to that component.

The table below shows the 2023 target bonus amounts for each participating NEO as a percentage of base salary and as a corresponding cash amount:

NEO	Target Bonus as a % of Salary	Target 2023 Bonus as a Cash Amount

Patrick C.S. Lo	120%	$1,139,406

Bryan D. Murray	75%	$386,130

David J. Henry	75%	$403,452

Vikram Mehta	60%	$315,744

Michael A. Werdann	N/A	N/A

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We believe that these performance targets were set at appropriate levels based on market and industry expectations at the time and applicable 2023 operating plan that was reviewed and approved by our Board of Directors, and that while challenging, each was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of achievement of the applicable performance targets, the Compensation Committee also has discretion to reduce such bonus based upon the executive’s achievement of his or her individual annual objectives (taking into account input by the Chief Executive Officer regarding each officer’s individual performance factors over the year, other than himself) or other factors that the Compensation Committee deems relevant.

2023 Executive Bonus Plan Payments.

For 2023, the achievement of the performance goal for each component (as calculated under the 2023 executive bonus plan) was as follows: (1) the Company achieved net revenue of $740.8 million, (2) the Company achieved annual non-GAAP operating loss of $4.2 million, (3) our Connected Home segment achieved net revenue of $446.9 million, (4) our Connected Home segment achieved contribution income of $19.1 million, (5) our NETGEAR for Business segment achieved net revenue of $294.0 million, and (6) our NETGEAR for Business segment achieved contribution income of $58.5 million.

Except for the Connected Home contribution income component, the level of achievement for each component was below the minimum threshold performance goal. As a result, the only NEO to receive a bonus under the 2023 executive bonus plan was Mr. Henry, who received a bonus of $63,731 (which represented a payout of 63% of the portion of his target bonus allocated to the Connected Home contribution income component and 16% of his total target bonus).

2023 Sales Commission Plan for Mr. Werdann. As our Chief Revenue Officer, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2023. Mr. Werdann’s overall cash compensation package is structured to provide him with a targeted 60%/40% split between base salary and sales commissions. As a result, Mr. Werdann’s annual aggregate sales commissions are targeted as an amount equal to approximately 67% of his fiscal year base salary. The 2023 sales commission plan for Mr. Werdann was based upon a non-GAAP modified measure of net revenue and profit contribution achieved by the Company, measured on a quarterly basis, with target objectives derived from the Company’s 2023 annual operating plan approved by our Board of Directors at the beginning of 2023. Non-GAAP net revenue is typically measured with reference to point of sale as reported by NETGEAR’s channel partners, less returns and related marketing spending. Profit contribution is calculated for the worldwide business under Mr. Werdann’s sales leadership and is comprised of non-GAAP net revenue less associated product costs and direct selling costs. The aggregate Company non-GAAP net revenue and profit contribution targets for 2023 were approximately $964 million and $363 million, respectively. The sales commission plan also provides for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measures, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also is a cap on the dollar amount of commissions that may be earned under the 2023 sales commission plan, set at 200% of total target earnings (salary and commissions). The amount of the earned commission is paid on a monthly basis, based on achievement to-date of quarterly targets. Mr. Werdann’s achievement against his sales commission plan was 79% in 2023.

The table below shows the 2023 target sales commission amount for Mr. Werdann as a percentage of base salary and as a corresponding cash amount:

NEO	Target Sales Commissions as a Percentage of Salary	Target 2023 Sales Commissions as a Cash Amount

Michael A. Werdann	67%	$378,635

The table below summarizes the target and total cash sales commissions paid to Mr. Werdann for 2023.

NEO	Target 2023 Cash Incentive Compensation	Total 2023 Cash Incentive Compensation Paid (at 79% of target)	Total 2023 Cash Incentive Compensation Paid as a percentage of salary

Michael A. Werdann	$378,635	$299,575	53%(1)

(1)

The relatively higher performance achievement by Mr. Werdann compared to executive officers who participated in the 2023 executive bonus plan is mainly due to Mr. Werdann’s sales commission plan being based on non-GAAP revenue and profit contribution, with greater proportionate weighting attributed to non-GAAP net revenue achievement. The 2023 executive bonus plan by contrast was based on GAAP revenue (of the Company, the Connected Home segment, and/or the NETGEAR for Business segment), contribution income (of the Connected Home segment or the NETGEAR for Business segment), and the Company’s non-GAAP operating income.

Long-Term Incentive Compensation

2023 Equity Awards. We have historically provided long-term incentives through our 2006 Plan and 2016 Plan. Equity grants have been granted in the past under these plans to provide additional incentive to Named Executive Officers to maximize long-term total return to

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our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. In recent years, we have granted a mixture of equity award types, including stock options, RSUs and PSUs. In 2023, we continued to include PSUs in our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals. Our time-based equity awards generally vest over four years to retain executives and to reward long-term performance, while our PSUs are subject to a three-year performance period (January 1, 2023—December 31, 2025) and an approximately three-year vesting period (from the grant date). We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases, and in the case of PSUs, are tied to achievement of our long-term performance objectives. In the case of RSUs and PSUs, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan primarily focuses on achievement of shorter-term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer-term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee primarily relies on input from two sources to determine the amount of equity awards to be granted: research from the Compensation Committee consultant and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our equity plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive’s position, the executive’s individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and market grant levels by our Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the NEOs, other than himself, with a review of the prior year’s grants as the baseline starting point as well as the individual performance factors demonstrated by such officer over the prior year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Compensation Committee but are typically granted during in-person meetings, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting equity awards based on the timing of disclosure of material information to the public.

In 2023, as part of our regular annual review cycle, our Compensation Committee granted our NEOs equity awards based on the following split between time-based RSUs and PSUs (on a share-equivalent basis):

•	Mr. Lo (our former CEO): 25% time-based RSUs / 75% PSUs; and

•	NEOs other than the former CEO: 75% time-based RSUs / 25% PSUs.

The numbers of annual RSUs granted to our NEOs in April 2023 were as follows:

NEO	RSUs (#)	Grant Date Fair Value ($)

Patrick C.S. Lo	26,250	$463,050

Bryan D. Murray	33,750	$595,350

David J. Henry	18,750	$330,750

Vikram Mehta	18,750	$330,750

Michael A. Werdann	18,750	$330,750

The above RSUs vest over four years from grant, with 25% of the total award vesting on each anniversary of the vesting commencement date.

The target number of PSUs granted to our NEOs in July 2023 were as follows:

NEO	PSUs (#)	Grant Date Fair Value ($)

Patrick C.S. Lo	78,750	$1,137,150

Bryan D. Murray	11,250	$162,450

David J. Henry	6,250	$90,250

Vikram Mehta	6,250	$90,250

Michael A. Werdann	6,250	$90,250

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The number of PSUs that will become eligible to vest will not exceed 150% of the target number of PSUs and will be calculated based on annualized service revenue at the end of 2025, as follows:

Annualized Service Revenue at 12/31/2025	PSUs Eligible to Vest (as a % of the Target PSUs)

$75,000,000	150%

$60,000,000	100%

$45,000,000	50%

If the annualized service revenue falls between any of the thresholds above, then the number of PSUs that become eligible to vest will be calculated through linear interpolation between the payout percentages for the two thresholds.

Each NEO’s PSUs that become eligible to vest (if any) will vest on July 31, 2026, subject to the NEO’s continued service through that date. In addition, the PSUs are subject to vesting acceleration upon certain terminations of the NEO’s employment, as described further in the “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” section below.

For purposes of these PSUs, “annualized service revenue” means all revenue from service subscriptions and support contracts (including those that are part of a bundled solution offering) recognized in the fourth quarter of 2025 multiplied by four.

For these PSUs granted in 2023, our Compensation Committee selected annualized service revenue as the relevant performance measure instead of paid subscriptions (which had been used as the performance measure for PSUs granted to our executive officers in previous years) in order to incentivize our NEOs our long-term objectives, which, in light of the Company’s recent performance, were focused on growing our revenues and market share.

Payout of 2021 PSU Awards. In July 2021, the Compensation Committee granted PSUs to our NEOs that vest based on paid subscriptions at the end of 2023. The number of paid subscriptions at the end of 2023 was approximately 877,000, which was below the minimum threshold required for any of the PSUs to vest. As a result, none of the PSUs granted to our NEOs in July 2021 vested.

Other Compensation Policies and Information

Leadership Transition Agreements

As previously noted, in early 2024, our founder and CEO Patrick Lo retired and we appointed CJ Prober to succeed him as CEO. The following summarizes the compensation decisions associated with the leadership transition. In determining the compensation arrangements, the Compensation Committee considered market data, practices for similar management transitions, and the input of the Compensation Committee’s independent compensation consultant.

Executive Succession and Advisory Services Agreement with Mr. Lo. On January 30, 2024, the Board of Directors approved an executive succession and advisory services agreement with Mr. Lo to retain his assistance in commercial efforts that may assist management and the Board of Directors in the successful transition of responsibilities to Mr. Prober. Under the agreement, Mr. Lo retired as CEO on Mr. Prober’s first day of employment on January 31, 2024. During the 6-month period following his retirement, Mr. Lo will serve as a consultant to the Company and will perform advisory services to the Company as requested by the lead independent director or the Chairman. For Mr. Lo’s services during the transition period, (1) he will receive consulting fees of $102,917 per month, (2) his unvested time-based RSUs accelerated and became fully vested as of his last day of service as CEO, (3) his COBRA premiums will be reimbursed for up to twelve months following his last day of service as CEO, and (4) at the conclusion of the transition period, he will be paid a cash bonus of $800,000. Additionally, his deferred compensation plan balance will be paid out in accordance with the terms of the Company’s deferred compensation plan (and any prior election under that plan), his base salary will be paid out for the period from January 1, 2024, through the Initial Transition Date at the rate of $950,000 per annum, and he will be reimbursed for up to $25,000 of reasonable attorney’s fees incurred in the negotiation of the executive succession and advisory services agreement and all related agreements. These payments are conditioned upon the execution and non-revocation of a release of claims as provided in the executive succession and advisory services agreement.

Compensation Arrangements with Mr. Prober. In connection with his hire, the Company entered into an offer letter agreement with Mr. Prober dated January 30, 2024. Under the terms of the offer letter, Mr. Prober is entitled to an initial annual base salary of $750,000 and is eligible to receive a target annual cash bonus equal to 120% of his base salary earned during the year based on achieving performance objectives established by the Board of Directors or its Compensation Committee, but for 2024, his target annual cash bonus will be pro-rated based on the number of days he is employed with the Company during that fiscal year and the amount of his bonus for that fiscal year will be no less than that target amount.

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The offer letter also provided for the grant of the following three equity awards covering shares of the Company’s common stock to Mr. Prober: (1) a 2024 annual award of RSUs covering shares with an initial value of $4.0 million; (2) a sign-on award of PSUs covering a target number of shares with an initial value of $6.5 million; and (3) a sign-on award of RSUs covering shares with an initial value of $2.5 million. These equity awards were granted to Mr. Prober in February 2024, and the actual number of shares covered by each equity award (which as provided by the offer letter, was determined using the trailing 20 trading-day average closing price as of the day before Mr. Prober’s start date) was (1) 280,505 shares for the 2024 annual award, (2) a target number of 455,820 shares for the sign-on PSU award, and (3) 175,315 shares for the sign-on RSU award.

The 2024 annual award and the sign-on RSU award will vest in equal annual installments over four years (with the first installment vesting on January 31, 2025), in each case subject to Mr. Prober’s continued service with the Company through the vesting date. The sign-on PSU award is divided into three equal tranches that each vest based on performance during a period of approximately one year, as follows: (1) the first tranche will vest based on performance from Mr. Prober’s start date through December 31, 2024, (2) the second tranche will vest based on performance during calendar year 2025, and (3) the third tranche will vest based on performance during calendar year 2026. For each tranche, the number of PSUs that become eligible to vest (or earned PSUs) will be based on how the total shareholder return (or TSR) of the Company during the performance period compares to the TSRs of the companies in the Nasdaq Telecommunications Index. The total number of earned PSUs will be subject to a “true-up” if the cumulative 3-year relative TSR of the Company from Mr. Prober’s start date through December 31, 2026 is higher than the relative TSR as of the end of either of the first two performance periods.

Additionally, the offer letter provides for Mr. Prober to be reimbursed for up to $25,000 of reasonable attorney’s fees incurred in the negotiation of the offer letter and all related agreements.

The Company also entered into a change in control and severance agreement with Mr. Prober dated January 30, 2024. Under the change in control and severance agreement, in the event of a termination of Mr. Prober’s employment either by the Company without cause (excluding by reason of Mr. Prober’s death or disability) or by Mr. Prober for good reason, he will receive the following severance benefits:

•

if the termination occurs outside of the period beginning 3 months before and ending 12 months following a change in control, (1) a single, lump sum payment equal to 12 months of his annual base salary, (2) a single, lump sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which the termination occurs, (3) up to 12 months of health benefits continuation, and (4) accelerated vesting of his then-unvested equity awards (other than the sign-on PSU award that would have vested had he remained employed with the Company for 18 months following the date of the termination; or

•

if the termination occurs during the period beginning 3 months before and ending 12 months following a change in control, (1) a single, lump sum payment equal to 24 months of his annual base salary, (2) a single, lump sum payment equal to 200% of his target annual bonus as in effect for the fiscal year in which the termination occurs (or as in effect immediately before the change in control, if greater), (3) up to 24 months of health benefits continuation, and (4) accelerated vesting of 100% of the then-unvested shares subject to each of his then outstanding time-based equity awards, and (A) unless otherwise specified in the applicable equity award agreement governing any applicable award, each of his then-outstanding equity awards with performance-based vesting based on the achievement of operating or financial goals will immediately vest, with all performance goals and other vesting criteria deemed achieved at the greater of (x) actual achievement or (y) 100% of target levels, and (B) all performance goals and other vesting criteria for the sign-on PSU award will be deemed achieved based on actual performance (with any performance periods that have not otherwise ended as of the date of the termination shortened to end on a date on or before the date of the change in control, but no more than 10 business days before the closing of the change in control, and performance for the shortened performance periods measured based on the price payable for a share of the Company’s common stock in connection with the change in control), and any sign-on PSUs that become eligible to vest based on that performance will immediately vest.

If Mr. Prober’s employment with the Company is terminated due to his death or by the Company due to his disability, then all of his then-outstanding equity awards will immediately vest. In the case of an equity award with performance-based vesting, unless a more favorable term is specified in the applicable equity award agreement governing the award, all performance goals and other vesting criteria will be deemed achieved (1) in the case of an award that vests based on the achievement of financial operating or performance goals, at 100% of target levels, or (2) in the case of an award that vests based on the price of the Company’s shares of common stock or the total shareholder return of the Company, at actual achievement.

These severance benefits are conditioned upon the execution and non-revocation of a release of claims and, in the case of a termination by the Company without cause (excluding by reason of Mr. Prober’s death or disability) or by Mr. Prober for good reason, Mr. Prober’s (1) resignation from all officer and director positions with the Company and its subsidiaries, (2) return of all Company documents and other property, and (3) continued compliance with any confidential information agreement between himself and the

2024 PROXY STATEMENT	37

Company. The change in control and severance agreement does not provide for any excise tax gross-ups. If the merger-related payments or benefits are subject to the 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or the Code), then either Mr. Prober will receive all the payments and benefits subject to the excise tax or the payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome.

Employee Benefits and Perquisites

We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, flexible spending accounts, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Severance

We provide severance to our Named Executive Officers in certain circumstances. Our severance agreements are reasonable, responsible in value, tailored to the circumstances of the termination of employment and in line with market practice. We do not gross-up for excise taxes that may be imposed as a result of severance payments and, for payments payable upon or following a change of control, we require a qualifying termination of employment in addition to the change of control. Please see the “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” section below for additional information.

Clawback Policy

In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive equity awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. Subject to the discretion of the Compensation Committee and/or the independent members of the Board of Directors, the clawback provision provides for a forfeiture of previously paid cash bonus amounts or previously awarded equity awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to Named Executive Officer or less of an actual equity award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. The applicable Named Executive Officer would be required to forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma equity award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

In October 2023, we adopted a new clawback policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.

Stock Ownership Guidelines

We have also adopted stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own six times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and all unvested RSUs are counted toward the guidelines. As of December 31, 2023, all of our NEOs were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation. Generally, Section 162(m) of the Code, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to covered employees for that taxable year, which

38	2024 PROXY STATEMENT

includes the corporation’s chief executive officer, chief financial officer, and certain other highly compensated officers, and any individuals who were covered employees for any preceding taxable year beginning after December 31, 2016,

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of NETGEAR and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation. We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers, highly-compensated service providers, and service providers who hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date “fair value” of these awards. The application of ASC 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

2024 PROXY STATEMENT	39

COMPENSATION COMMITTEE REPORT

The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

BARBARA V. SCHERER (CHAIR)

JANICE M. ROBERTS

SARAH S. BUTTERFASS

40	2024 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for 2023 (our “Named Executive Officers”), for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation(2)(3)		All Other Compensation		Total

Patrick C.S. Lo, Former Chairman and Chief Executive Officer (6)	2023	$310,415	$1,600,200	$—		$3,000	(4)	$1,913,615
	2022	$949,505	$2,348,850	$—		$3,000		$3,301,355
	2021	$935,791	$3,945,900	$336,885		$3,300		$5,221,876

Bryan D. Murray, Chief Financial Officer	2023	$514,840	$757,800	$—		$3,000	(4)	$1,275,640
	2022	$507,404	$1,006,650	$—		$49,469		$1,563,523
	2021	$457,677	$1,691,100	$102,977		$3,300		$2,255,054

David J. Henry, President and General Manager of Connected Home Products and Services	2023	$537,936	$421,000	$63,731		$3,000	(4)	$1,025,667
	2022	$530,166	$559,250	$—		$3,000		$1,092,416
	2021	$488,487	$939,500	$109,910		$3,300		$1,541,197

Vikram Mehta Former Senior Vice President of NETGEAR for Business Products and Services (7)	2023	$526,240	$421,000	$—		$3,000	(4)	$950,240
	2022	$492,202	$559,250	$—		$3,000		$1,054,452
	2021	$448,872	$845,550	$80,797		$3,300		$1,378,519

Michael A. Werdann, Chief Revenue Officer	2023	$567,952	$421,000	$299,575	(5)	$3,000	(4)	$1,291,527
	2022	$559,749	$559,250	$315,037		$3,000		$1,437,036
	2021	$535,932	$939,500	$310,770		$3,300		$1,789,502

(1)

The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2023.

For fiscal years 2023, 2022 and 2021, the amounts shown include grant date fair values of the PSUs granted in fiscal years 2023, 2022 and 2021 at target achievement, respectively. Assuming the highest levels of performance are achieved, the values of these PSUs, based on the closing price for our common stock on the Nasdaq Global Select Market on the grant date of the PSUs in 2023, 2022, and 2021, respectively, were as follows: Mr. Lo, $1,705,725, $2,642,456 and $4,439,138; Mr. Murray, $243,675, $377,494 and $634,163; Mr. Henry, $135,375, $209,719, and $352,313; Mr. Mehta, $135,375, $209,719 and $317,082; and Mr. Werdann, $135,375, $209,719, and $352,313.

(2)	The amounts set forth in these columns are subject to clawback provisions. Please see “Compensation Discussion and Analysis—Other Compensation Policies and Information—Clawback Policy” above.
(3)

Except as otherwise noted, Non-Equity Incentive Plan Compensation consists of cash paid pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder.

(4)	The amounts consist of matching contributions of $3,000 under our 401(k) plan, earned in 2023 and paid in February 2024.
(5)	The amount represents commissions earned under Mr. Werdann’s annual sales commission plan.
(6)	Mr. Lo’s role as CEO ended in January 2024. He continues to perform advisory services until July 2024.
(7)	Mr. Mehta left the Company in April 2024.

2024 PROXY STATEMENT	41

Grants of Plan-Based Awards in Fiscal Year 2023

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2023. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Patrick C.S. Lo	—	(2)	$341,822	$1,139,406	$1,709,109

	4/18/2023	(3)							26,250	—	$—	$463,050

	7/18/2023	(4)				39,375	78,750	118,125	—	—	$—	$1,137,150

Bryan D. Murray	—	(2)	$115,839	$386,130	$579,195

	4/18/2023	(3)							33,750	—	$—	$595,350

	7/18/2023	(4)				5,625	11,250	16,875	—	—	$—	$162,450

David J. Henry	—	(2)	$121,036	$403,452	$605,178

	4/18/2023	(3)							18,750	—	$—	$330,750

	7/18/2023	(4)				3,125	6,250	9,375	—	—	$—	$90,250

Vikram Mehta	—	(2)	$94,723	$315,744	$473,616

	4/18/2023	(3)							18,750	—	$—	$330,750

	7/18/2023	(4)				3,125	6,250	9,375	—	—	$—	$90,250

Michael A. Werdann	—	(5)	$—	$378,635	$1,893,174

	4/18/2023	(3)							18,750	—	$—	$330,750

	7/18/2023	(4)				3,125	6,250	9,375	—	—	$—	$90,250

(1)

These amounts represent the grant date fair values of the awards without regard to vesting. For RSUs, the amount represents the grant date fair value of each equity award computed in accordance with accounting guidance under ASC 718. For PSUs, the amount represents the grant date fair value of each equity award at the target payout level computed in accordance with accounting guidance under ASC 718. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, regarding the valuation of equity awards.

(2)

These potential payouts for the fiscal 2023 were pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder. The actual payout that could have been earned by the Named Executive Officer was dependent upon the level of achievement of the performance metrics that applied to the Named Executive Officer, as described further in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan” above. For each component, a bonus is paid under the terms of the Executive Bonus Plan only if the Company achieves a certain threshold level of performance for the applicable performance metric. The potential threshold, target, and maximum payouts reported for the Named Executive Officer represents the total payout that the Named Executive Officer would have received if the level of achievement for each of the applicable performance metrics were at the threshold, target, and maximum levels of performance, respectively.

(3)

These RSU awards will vest in four equal annual installments on the four anniversaries of the last day of the grant month, subject to the recipient continuing to be a service provider through such dates.

(4)	These PSU awards will vest on July 31, 2026 if performance conditions are met. The number of PSUs that vest could range from 0% to 150% of the target number of PSUs.
(5)	Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2023 annual sales commission plan.

42	2024 PROXY STATEMENT

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

			Option Awards				Stock Awards

Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Patrick C.S. Lo	NTGR	6/3/2014	16,554	—	$19.32	6/3/2024	—	$—	—		$—

	NTGR	6/2/2015	16,554	—	$18.58	6/2/2025	—	$—	—		$—

	NTGR	3/24/2016	19,038	—	$23.48	3/24/2026	—	$—	—		$—

	NTGR	6/1/2017	114,232	—	$25.37	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	114,232	—	$41.67	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	229,961	—	$14.39	1/25/2028	—	$—	—		$—

	NTGR	7/19/2019	172,500	—	$26.61	7/19/2029	—	$—	—		$—

	NTGR	4/17/2020	—	—	$—	—	6,563	$95,689	—		$—

	NTGR	7/16/2021	—	—	$—	—	13,126	$191,377	—		$—

	NTGR	4/19/2022	—	—	$—	—	19,688	$287,051	39,375	(4)	$574,088

	NTGR	4/18/2023	—	—	$—	—	26,250	$382,725	—		$—

	NTGR	7/18/2023	—	—	$—	—	—	$—	78,750	(4)	$1,148,175

Bryan D. Murray	NTGR	8/2/2018	24,799	—	$38.32	8/2/2028	—	$—	—		$—

	ARLO	8/2/2018	59,989	—	$13.23	8/2/2028	—	$—	—		$—

	NTGR	7/19/2019	30,000	—	$26.61	7/19/2029	—	$—	—		$—

	NTGR	4/17/2020	—	—	$—	—	6,094	$88,851	—		$—

	NTGR	7/16/2021	—	—	$—	—	16,876	$246,052	—		$—

	NTGR	4/19/2022	—	—	$—	—	25,313	$369,064	5,625	(4)	$82,013

	NTGR	4/18/2023	—	—	$—	—	33,750	$492,075	—		$—

	NTGR	7/18/2023	—	—	$—	—	—	$—	11,250	(4)	$164,025

David J. Henry	ARLO	04/22/2014	2,625	—	$6.90	4/22/2024	—	$—	—		$—

	ARLO	03/24/2016	26,037	—	$8.11	3/24/2026	—	$—	—		$—

	NTGR	6/1/2017	4,139	—	$25.37	6/1/2027	—	$—	—		$—

	ARLO	6/1/2017	49,991	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	24,833	—	$41.67	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	49,991	—	$14.39	1/25/2028	—	$—	—		$—

	NTGR	7/19/2019	25,782	—	$26.61	7/19/2029	—	$—	—		$—

	NTGR	4/17/2020	—	—	$—	—	4,688	$68,351	—		$—

	NTGR	7/16/2021	—	—	$—	—	9,376	$136,702	—		$—

	NTGR	4/19/2022	—	—	$—	—	14,063	$205,039	3,125	(4)	$45,563

	NTGR	4/18/2023	—	—	$—	—	18,750	$273,375	—		$—

	NTGR	7/18/2023	—	—	$—	—	—	$—	6,250	(4)	$91,125

Vikram Mehta	NTGR	1/30/2020	—	—	$—	—	3,125	$45,563	—		$—

	NTGR	4/17/2020	—	—	$—	—	4,219	$61,513	—		$—

	NTGR	7/16/2021	—	—	$—	—	8,438	$123,026	—		$—

	NTGR	4/19/2022	—	—	$—	—	14,063	$205,039	3,125	(4)	$45,563

	NTGR	4/18/2023	—	—	$—	—	18,750	$273,375	—		$—

	NTGR	7/18/2023	—	—	$—	—	—	$—	6,250	(4)	$91,125

2024 PROXY STATEMENT	43

			Option Awards				Stock Awards

Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Michael A. Werdann	ARLO	6/1/2017	4	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	17,879	—	$41.67	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	35,993	—	$14.39	1/25/2028	—	$—	—		$—

	NTGR	7/19/2019	13,750	—	$26.61	7/19/2029	—	$—	—		$—

	NTGR	4/17/2020	—	—	$—	—	4,688	$68,351	—		$—

	NTGR	7/16/2021	—	—	$—	—	9,376	$136,702	—		$—

	NTGR	4/19/2022	—	—	$—	—	14,063	$205,039	3,125	(4)	$45,563

	NTGR	4/18/2023	—	—	$—	—	18,750	$273,375	—		$—

	NTGR	7/18/2023	—	—	$—	—	—	$—	6,250	(4)	$91,125

(1)

Reflects equity awards outstanding as of December 31, 2023 and the issuer of the equity awards. On December 31, 2018, in connection with Arlo’s Spin-Off, per the terms of the employee matters agreement between NETGEAR and Arlo, certain outstanding awards granted to Arlo employees and NETGEAR employees under NETGEAR’s equity incentive plans were adjusted to include Arlo awards under Arlo’s equity incentive plans. The grant dates of all Arlo awards listed above reflect the original grant date of the associated NETGEAR award. Following the Arlo Spin-Off, the NETGEAR and Arlo equity awards are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR equity awards immediately prior to the Arlo Spin-Off. For details of the adjustments, refer to the discussion below titled “Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off.”

(2)

These awards are RSUs. These awards will vest in four equal annual installments with the first installment vesting on the last day of the grant month, subject to the individual continuing to be a service provider through such dates.

(3)

These amounts were calculated as the product of NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 29, 2023 (the last market trading day in 2023), which was $14.58 and the number of shares covered by the applicable RSU or PSU award.

(4)

These awards are PSUs that will become eligible to vest based on annualized service revenue as of December 31, 2025 for 2023 grants and the number of paid subscriptions at December 31, 2024 for 2022 grants. Based on the performance at December 31, 2023, the amounts listed represent the threshold level of achievement for 2022 grants and the target level of achievement for 2023 grants. For details of these PSU awards, refer to “Compensation Discussion and Analysis- Executive Compensation Practices- Setting the Pay Mix -Long-Term Incentive Compensation.”

Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off

Background. In February 2018, our Board of Directors announced its decision to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. (“Arlo”). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the “Arlo IPO”), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the “Arlo Spin-Off”).

From the time of the Arlo IPO until the Arlo Spin-Off, NETGEAR owned approximately 84.2% of Arlo’s outstanding common stock. In addition, as discussed in more detail below, employee holders of NETGEAR stock options and restricted stock units granted before the Arlo IPO, including our NEOs, generally received additional Arlo stock options and Arlo restricted stock units at the time of the Arlo Spin-Off based on a formula agreed upon between NETGEAR and Arlo. As such, certain information in the Executive Compensation Tables includes Arlo-related compensation and Arlo equity awards. Although NETGEAR and Arlo are independent companies following the Arlo Spin-Off, the vesting of Arlo equity awards held by our NEOs is tied to their continued employment by NETGEAR and comprises a material element of their compensation.

44	2024 PROXY STATEMENT

Adjustment Mechanics. In connection with the Arlo Spin-Off, all outstanding NETGEAR equity compensation awards were equitably adjusted to reflect the impact of the transaction. The adjustments to each type of award outstanding pursuant to the NETGEAR equity compensation plans was determined in accordance with the terms of the employee matters agreement between NETGEAR and Arlo, dated as of August 2, 2018 (the “employee matters agreement”), and are described below. These adjustments were made effective on December 31, 2018, the date of the Arlo Spin-Off, and are reflected in the applicable portions of the Executive Compensation Tables section below.

•

NETGEAR Options: (1) NETGEAR options granted prior to August 3, 2018 (the “cutoff date”) were converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date were converted solely into adjusted NETGEAR options and (3) NETGEAR outstanding and vested options held by former service providers of NETGEAR were converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option were adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the Arlo Spin-Off, the NETGEAR options and Arlo options are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option.

•

NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date were converted into both an adjusted NETGEAR restricted stock unit covering the same number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off and an Arlo restricted stock unit covering a number of shares of Arlo common stock equal to the number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off multiplied by 1.980295 (subject to rounding), which is the number of shares of Arlo common stock that was distributed in respect of each share of NETGEAR common stock in the Arlo Spin-Off and (2) NETGEAR restricted stock units granted on or following the cutoff date were converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award (subject to rounding). The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement.

Following the Arlo Spin-Off, the NETGEAR restricted stock units and Arlo restricted stock units are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units.

Option Exercises and Stock Vested in Fiscal Year 2023

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards				Stock Awards

	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Name	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO

Patrick C.S. Lo	—	776,871	$—	$1,379,171	34,687	—	$479,562	$—

Bryan D. Murray	—	1,400	$—	$3,617	27,968	—	$388,604	$—

David J. Henry	—	1,575	$—	$1,434	17,812	—	$247,549	$—

Vikram Mehta	—	—	$—	$—	16,250	—	$245,795	$—

Michael A. Werdann	—	19,996	$—	$46,647	17,812	—	$247,549	$—

(1)

The value realized on exercise equals the difference between the sale price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange, at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)

The value realized on vesting equals the closing price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. In May 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant’s compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant’s plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day

2024 PROXY STATEMENT	45

based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination or be made per the participant’s prior election. In 2023, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2023.

Name	Executive Contributions in 2023(1)	Registrant Contributions in 2023	Aggregate Earnings in 2023(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2023

Patrick C.S. Lo	$173,468	$—	$689,161	$—	$5,745,176

Bryan D. Murray	$—	$—	$—	$—	$—

David J. Henry	$—	$—	$—	$—	$—

Vikram Mehta	$—	$—	$—	$—	$—

Michael A. Werdann	$—	$—	$—	$—	$—

(1)	The amount reported here is reported as compensation to Mr. Lo for 2023 in the Summary Compensation Table above.
(2)

None of the earnings in this column are included in the 2023 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

(3)	The amount reported here includes $4,445,490 of compensation that previously was reported as compensation to Mr. Lo in the Summary Compensation Table for years prior to 2023.

Potential Payments upon Termination or Change in Control

In the event of a change in control:

•

all equity awards issued under our 2016 Plan will be treated as determined by the administrator of the plan and will not automatically vest unless the successor corporation does not assume or substitute for the awards; and

•

with respect to the PSUs granted to our NEOs in July 2021, April 2022 and July 2023, the performance goal will be deemed to be satisfied at 100% of the target level if the performance period has not already ended, and (1) if the successor corporation does not assume or substitute for the PSUs, 100% of the PSUs that have become eligible to vest will vest immediately before the change in control, or (2) if the successor corporation assumes or substitutes for the PSUs, 100% of the PSUs that have become eligible to vest will vest either (A) on the vesting date, if the NEO continues service through that date, or (B) upon a termination of the NEO’s employment prior to the vesting date either (w) by us other than for cause, (x) due to the NEO’s death, (y) due to the NEO’s disability, or (z) by the NEO for good reason. The vesting acceleration triggered by a termination by us other than for cause or by an NEO for good reason will be conditioned upon the execution and non-revocation of a release of claims.

In addition, we have entered into change in control and severance agreements with each of our Named Executive Officers. Although each executive officer’s employment is and will continue to be at-will, as defined under applicable law, and may be terminated by either us or the executive officer at any time with or without cause, these agreements provide for change in control and severance benefits for the executive officers under specified circumstances.

Upon a termination without cause or resignation with good reason that occurs more than one month prior to or more than 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	a lump sum cash severance payment equal to his annual base salary, and, for Mr. Lo, an additional amount equal to his target annual bonus;

•	12 months of health benefits continuation; and

•	accelerated vesting of any unvested equity awards (other than the PSUs granted in July 2021, April 2022 and July 2023) that would have vested during the 12 months following the termination date.

Upon a termination without cause or resignation with good reason that occurs during the one month prior to or 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	a lump sum cash severance payment equal to a multiple (2x for Mr. Lo and 1x for all other NEOs) of the sum of the NEO’s annual base salary and target annual bonus/commission;

46	2024 PROXY STATEMENT

•	a number of months (24 for Mr. Lo and 12 for other NEOs) of health benefits continuation; and

•	accelerated vesting of all outstanding, unvested equity awards (other than the PSUs granted in July 2021, April 2022 and July 2023).

Severance will be conditioned upon the execution and non-revocation of a release of claims. The change in control and severance agreements do not provide for any excise tax gross-ups. If the merger-related payments or benefits of the NEO are subject to the 20% excise tax under Section 4999 of the tax code, then the NEO will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the NEO.

All unvested equity awards issued under our 2016 Plan and subject to time-based vesting will become fully vested if an NEO ceases to be a service provider as a result of the NEO’s disability or death.

The vesting of the PSUs granted to each NEO in July 2021, April 2022 and July 2023 will be accelerated upon the following terminations of the NEO’s employment:

•	if a change in control has not occurred and an NEO’s employment is terminated due to his death before the end of the performance period, 100% of the NEO’s target number of PSUs will vest; and

•

if a change in control has not occurred and either (1) after the end of the performance period but before the vesting date, an NEO’s employment is terminated due to his death, or (2) before the vesting date, an NEO’s employment is terminated by us due to his disability, a number of PSUs will vest equal to the actual number of PSUs that would have become eligible to vest based on actual achievement of the performance goal had the NEO’s employment not been terminated.

Payments Upon Termination Due to Death or Disability

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company was terminated by us due to death or disability, assuming (1) the date of the triggering event was December 31, 2023, and (2) in the case of a termination that occurs before a change in control and is either (A) a termination due to death that occurs after the end of the performance period for the PSUs granted to our NEOs in April 2022 and July 2023 but before the vesting date of the PSUs or (B) a termination due to disability, the actual achievement of the performance goal for the PSUs will be at 100% of the target level:

Name	Value Realized from Equity Acceleration ($)(1)	Total ($)

Patrick C.S. Lo	$3,253,192	$3,253,192

Bryan D. Murray	$1,524,091	$1,524,091

David J. Henry	$865,717	$865,717

Vikram Mehta	$890,765	$890,765

Michael A. Werdann	$865,717	$865,717

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 29, 2023 (the last market trading day in 2023), which was $14.58, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

2024 PROXY STATEMENT	47

Payments Upon Termination Without Cause or Resignation for Good Reason More Than One Month prior to or More Than One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, more than one month prior to or more than one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2023.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($)(1)(2)	Total ($)

Patrick C.S. Lo	$2,088,911	$25,295	$2,679,075	$4,793,281

Bryan D. Murray	$514,840	$38,557	$785,949	$1,339,346

David J. Henry	$537,936	$30,379	$455,625	$1,023,940

Vikram Mehta	$526,240	$38,557	$487,511	$1,052,308

Michael A. Werdann	$567,952	$38,557	$455,625	$1,062,134

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 29, 2023 (the last market trading day in 2023), which was $14.58, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in April 2022 and July 2023. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized from equity acceleration would be $382,725 for Mr. Lo; $457,899 for Mr. Murray; $273,375 for Mr. Henry; $305,261 for Mr. Mehta; and $273.375 for Mr. Werdann.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Month prior to or One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, within one month prior to or one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2023.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($) (1) (2)	Total ($)

Patrick C.S. Lo	$4,177,822	$50,590	$3,253,192	$7,481,604

Bryan D. Murray	$900,970	$38,557	$1,524,091	$2,463,618

David J. Henry	$941,388	$30,379	$865,717	$1,837,484

Vikram Mehta	$841,984	$38,557	$890,765	$1,771,306

Michael A. Werdann	$946,587	$38,557	$865,717	$1,850,861

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market on December 29, 2023 (the last market trading day in 2023), which was $14.58, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in April 2022 and July 2023. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized from equity acceleration would be $956,842 for Mr. Lo; $1,196,041 Mr. Murray; $683,467 for Mr. Henry; $708,515 for Mr. Mehta; and $683,467 for Mr. Werdann.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure and solicitation of our employees by a terminated executive officer for specified periods of time.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2023 annual total compensation of our CEO Mr. Lo is $1,913,615, the 2023 annual total compensation of our median compensated employee is $117,047, and the ratio of these amounts is approximately 16 to 1. For these purposes, we calculated the annual total compensation of our CEO and our median employee according to the requirements of Item 402(c)(2)(x) of Regulation S-K.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio

48	2024 PROXY STATEMENT

based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of December 31, 2023, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the actual annual salary or wages paid, bonus or commissions earned for the year ended December 31, 2023, and the value of the annual equity awards granted during 2023.

2024 PROXY STATEMENT	49

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1) (2) (3)	Average Compensation Actually Paid Table Total for Non-PEO NEOs ($) (1) (2) (3)	Value of Initial $100 Investment Based on: (4)		GAAP Net Income (Loss) (Millions)	Non-GAAP Operating Income (Loss) (Millions) (5)
Year					Company TSR	Peer Group TSR

2023	$1,913,615	$876,698	$1,135,769	$808,716	$59	$221	$(105)	$(4)

2022	$3,301,355	$(73,726)	$1,297,048	$500,475	$74	$133	$(69)	$(10)

2021	$5,221,876	$(1,380,992)	$1,777,660	$629,637	$119	$207	$49	$109

2020	$5,002,294	$10,225,543	$1,697,060	$2,599,063	$166	$150	$58	$128

1.	Patrick Lo was our PEO in 2023, 2022, 2021 and 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2023	2022	2021	2020
Bryan D. Murray	Bryan D. Murray	Bryan D. Murray	Bryan D. Murray
David J. Henry	Michael F. Falcon	David J. Henry	Vikram Mehta
Vikram Mehta	David J. Henry	Andrew W. Kim	Michael A. Werdann
Michael A. Werdann	Michael A. Werdann	Michael A. Werdann	Martin D. Westhead

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards” column are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO

2023	$1,913,615	$1,600,200	$563,283	$876,698

Year	Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion Stock Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs

2023	$1,135,769	$505,200	$178,147	$808,716
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value of Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Total - Inclusion of Equity Values for PEO

2023	$1,186,449	$(442,833)	$(180,333)	$—	$563,283

50	2024 PROXY STATEMENT

Year	Average Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Total - Inclusion of Equity Values for Non-PEO NEOs

2023	$404,959	$(147,532)	$(78,915)	$—	$178,147

4.
The Peer Group TSR set forth in this table utilizes the NASDAQ Computer Index which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Computer Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined
non-GAAP
operating income, as calculated under our annual incentive plan, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2023 because this is the primary financial performance metric in our 2023 executive bonus plan.
Non-GAAP
operating income is equal to our GAAP operating income after excluding bonus expense, amortization of intangibles, stock-based compensation expense, goodwill impairment, intangibles impairment, restructuring and other charges, litigation reserves, net, gain/loss on investments, net, gain on litigation settlements, and adjust for effects related to non-GAAP
tax adjustments, as presented in the Company’s press release reporting the financial results for fiscal 2023. We may determine a different financial performance measure to be the most important financial performance measure in future years. Refer to the reconciliation of these non-GAAP
financial measures to the comparable GAAP financial measure in Appendix A of this proxy statement.

Relationship Between PEO and Other NEO Compensation Actually Paid and Company Performance
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, the Company’s TSR, and the Peer Group’s TSR over the four most recently completed fiscal years.

2024 PROXY STATEMENT	51

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our GAAP net income during the four most recently completed fiscal years.

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our non-GAAP
operating income during the four most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

Most Important Financial Measures
Non-GAAP operating income
Net revenue
Profit contribution

52	2024 PROXY STATEMENT

Equity Compensation Plan Information

The following table provides information as of December 31, 2023 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2006 Plan (which expired in April 2016), the 2016 Plan, and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))

Equity Compensation Plans approved by security holders	866,133	(1)(2)	$30.70	3,138,395	(3)(4)

Equity Compensation Plans not approved by security holders	—		$—	—

Total	866,133		$30.70	3,138,395

(1)

Includes 66,804 shares subject to options outstanding under the 2006 Plan, 799,329 shares subject to options outstanding under the 2016 Plan, and no shares subject to outstanding purchase rights under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 1,566,836 shares subject to RSUs and 416,875 shares subject to PSUs outstanding that were issued under the 2016 Plan.
(3)	Includes 2,350,721 shares available for future issuance under the 2016 Plan and 787,674 shares available for future issuance under the 2003 Employee Stock Purchase Plan.
(4)

Forfeited awards will return to the 2016 Plan and will again become available for issuance. For RSUs granted under the 2016 Plan before May 28, 2020, each such RSU granted or forfeited is counted as 1.58 shares. The 1.58 conversion rate has already been incorporated in the calculation. For PSUs, the number of shares available for future issuance is reduced by the number of PSUs at the maximum level of achievement until the actual number of PSUs that become eligible to vest is determined, at which time any PSUs that do not become eligible to vest are immediately forfeited and returned to the pool of shares available for future issuance.

2024 PROXY STATEMENT	53

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2024 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of April 1, 2024, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 29,066,216 shares of our common stock outstanding as of April 1, 2024. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned(7)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned

5% Stockholders:

BlackRock, Inc.(1)	4,585,131	—	4,585,131	15.8%

Brandes Investment Partners, L.P.(2)	3,406,889	—	3,406,889	11.7%

Vanguard Group, Inc.(3)	2,407,791	—	2,407,791	8.3%

Named Executive Officers and Directors:

Patrick C.S. Lo(4)	611,192	453,110	1,064,302	3.6%

Charles (CJ) Prober	—	—	—	*

Bryan D. Murray	58,705	77,767	136,472	*

David J. Henry	40,865	68,816	109,681	*

Vikram Mehta(5)	6,250	13,593	19,843	*

Michael A. Werdann	9,353	45,691	55,044	*

Sarah S. Butterfass	17,687	14,064	31,751	*

Laura J. Durr	18,390	14,064	32,454	*

Shravan K. Goli	14,630	14,064	28,694	*

Bradley L. Maiorino	33,975	14,064	48,039	*

Janice M. Roberts	32,607	14,064	46,671	*

Barbara V. Scherer(6)	43,286	14,064	57,350	*

Thomas H. Waechter	39,135	14,064	53,199	*

All directors and executive officers as a group (18 persons)(8)	1,079,715	1,012,746	2,092,461	7.0%

*	Less than one percent of our outstanding shares of common stock
(1)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission ( “the SEC”) on January 22, 2024, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 4,233,317 shares and sole power to dispose or to direct the disposition of 4,585,131 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

54	2024 PROXY STATEMENT

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on January 10, 2024, by Brandes Investment Partners, L.P. (“Brandes Investment Partners”). Brandes Investment Partners has shared power to vote of 2,270,601 shares, and shared power to dispose of 3,406,889 shares. The address of Brandes Investment Partners is 4275 Executive Square, 5th Floor, La Jolla, CA 92037.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, by Vanguard Group Inc. (“Vanguard Group”). Vanguard Group has shared power to vote of 17,670 shares, sole power to dispose of 2,366,330 shares and shared power to dispose of 41,461 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(4)

Mr. Lo’s role as CEO ended in January 2024. He continues to perform advisory services until July 2024. Shares beneficially owned are based on a Form 4/A filed with the SEC on April 15, 2024 in regards to his transaction on January 31, 2024. Shares beneficially owned by Mr. Lo include (1) 278,468 shares held by the Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 169,828 shares held by the education trusts of Mr. Lo’s children and Mr. Lo is a co-trustee of each such trust, and (3) 162,896 shares held of record by Mr. Lo.

(5)	Mr. Mehta left the Company in April 2024.
(6)

Shares beneficially owned by Ms. Scherer include (1) 1,000 shares held by William S. & Barbara V. Scherer, UAD 10/26/2000, Barbara Scherer & William S. Scherer TTEE’s trust, and (2) 42,286 shares held of record by Ms. Scherer.

(7)

The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of April 1, 2024.

(8)	All directors and executive officers as a group include all individual executive officers and directors listed above and the executives listed in Proposal Three.

2024 PROXY STATEMENT	55

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

CHARLES (CJ) PROBER

SARAH S. BUTTERFASS

LAURA J. DURR

SHRAVAN K. GOLI

BRADLEY L. MAIORINO

JANICE M. ROBERTS

BARBARA V. SCHERER

THOMAS H. WAECHTER

Dated: April 18, 2024

56	2024 PROXY STATEMENT

LEGAL MATTERS

Forward-Looking Statements. This proxy statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: the Company’s future operating performance and financial condition, including expectations regarding revenue, growth, profitability, operating margin, gross margin and cash generation; expectations regarding continuing market demand for the Company’s products and services, including NETGEAR for Business and premium CHP products and related service offerings, and the Company’s ability to respond to this demand; the Company’s strategic shift to focusing on the premium, higher-margin segments of the market and growing service revenue; expectations regarding the mix of NETGEAR’s premium, higher margin products and services; and expectations regarding NETGEAR’s subscription services, paid subscriber base growth and service revenue. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the following: future demand for NETGEAR’s products and services may be lower than anticipated; NETGEAR’s shift in focus to premium products at the expense of lower end products may not prove to be successful; NETGEAR may be unsuccessful, or experience delays, in manufacturing and distributing its new and existing products and services; consumers may choose not to adopt NETGEAR’s new product and services offerings or adopt competing products and services; NETGEAR may be unable to continue to grow its number of registered users, its number of registered app users and/or its paid subscriber base and service revenue; product performance may be adversely affected by real world operating conditions; NETGEAR may fail to manage costs, including the cost of key components, the cost of air freight and ocean freight, and the cost of developing new products and manufacturing and distribution of its existing offerings; NETGEAR may fail to successfully manage channel inventory levels; NETGEAR may fail to successfully continue to effect operating expense savings; changes in the level of NETGEAR’s cash resources and NETGEAR’s planned usage of such resources, including potential repurchases of NETGEAR’s common stock; changes in NETGEAR’s stock price and developments in the business that could increase NETGEAR’s cash needs; fluctuations in foreign exchange rates; and the actions and financial health of NETGEAR’s customers, including NETGEAR’s ability to collect receivables as they become due. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part I—Item 1A. Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 16, 2024. Given these circumstances, you should not place undue reliance on these forward-looking statements. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Use of Trademarks. NETGEAR and the NETGEAR logo are trademarks of NETGEAR, Inc. or its subsidiaries.

*	All other product and company names herein are or may be trademarks of their respective owners.

2024 PROXY STATEMENT	57

APPENDIX A

Reconciliation of GAAP to Non-GAAP Measures

The following is a reconciliation between GAAP operating income (loss) and non-GAAP operating income (loss) for purposes of our annual executive bonus plan.

	Twelve Months Ended

(in thousands)	December 31, 2023	December 31, 2022	December 31, 2021

GAAP operating income (loss)	$(33,275)	$(82,924)	$66,597

Bonus expense	5,684	5,930	13,914

Amortization of intangibles	257	514	1,897

Stock-based compensation expense	17,938	17,734	25,995

Change in fair value of contingent consideration	—	—	(3,003)

Goodwill impairment	—	44,442	—

Intangible impairment	1,071	—	—

Restructuring and other charges	3,962	4,577	3,341

Litigation reserves, net	178	20	315

Non-GAAP operating income (loss)	$(4,185)	$(9,707)	$109,056

58	2024 PROXY STATEMENT

NETGEAR, INC. 350 EAST PLUMERIA DRIVE SAN JOSE, CA 95134 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NTGR2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 29, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V46448-P04481      KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —— — —— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NETGEAR, INC.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors

Nominees:	For	Against	Abstain

1a. Charles (CJ) Prober	☐	☐	☐

1b. Sarah S. Butterfass	☐	☐	☐

1c. Laura J. Durr	☐	☐	☐

1d. Shravan K. Goli	☐	☐	☐

1e. Bradley L. Maiorino	☐	☐	☐

1f. Janice M. Roberts	☐	☐	☐

1g. Thomas H. Waechter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

3.	Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

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V46449-P04481

NETGEAR, INC.

Annual Meeting of Stockholders

May 30, 2024 10:00 AM Pacific Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Charles (CJ) Prober and Bryan D. Murray, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/NTGR2024, at 10:00 AM, PDT on May 30, 2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side